Exhibit 2.1(a)

ASSET TRANSFER AGREEMENT

AND PLAN OF REORGANIZATION

by and among

CORIO, INC.,

DEAN ADAMOPOULOS,

JOHN S. ZIS,

ENTERPRISE TRUST I

(BY JOHN S. ZIS AS TRUSTEE AND REGISTERED SHAREHOLDER),

ENTERPRISE TRUST II

(BY JOHN S. ZIS AS TRUSTEE AND REGISTERED SHAREHOLDER),

JEFF DEVINE,

SABIR KAPASI,

JOHN S. ZIS, AS STOCKHOLDER REPRESENTATIVE,

U.S. BANK, NATIONAL ASSOCIATION AS ESCROW AGENT,

and

NEXUS TECHNOLOGY, INC.

October 22, 2003

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEX OF EXHIBITS

Exhibit	Description

A	General Assignment and Bill of Transfer

B	Forms of Offer Letter

C	Form of Legal Opinion

D-1	First Form of Noncompetition Agreement

D-2	Second Form of Noncompetition Agreement

E	Form of Registration Rights Agreement

-v-

INDEX OF SCHEDULES

Schedule	Description
Schedule 1.1(ee)	Designated Employees
Schedule 1.1(ff)	Development Tools
Schedule 1.1(xx)	Excluded Assets
Schedule 1.1(aaaa)	Products
Schedule 1.1(ssss)	Tangible Assets
Schedule 1.1(wwww)	Third Party Technology
Schedule 1.1(xxxx)	Third Party Technology Contracts
Schedule 1.1(yyyy)	Transferred Contracts and Summary of Material Terms
Schedule 1.1(zzzz)	Transferred Intellectual Property Rights
Schedule 1.1(aaaaa)	Transferred Technology
Schedule 1.1(bbbbb)	Transferred Trademarks
Schedule 1.1(nnnnn)	Unassumed Customer Contracts
Schedule 1.1(ooooo)	Unassumed Vendor Contracts
Schedule 2.1(n)	Other Assets
Schedule 2.5	Form of Patent Assignment Agreement
Schedule 2.6	Form of Trademark Assignment Agreement
Schedule 5.3	Transferor Capitalization
Schedule 5.4	Consents
Schedule 5.5	Transferor Financial Statements
Schedule 5.5(c)	Transferor Liabilities
Schedule 5.7(g)	Transferor Rights and Claims Relating to Business
Schedule 5.9(b)	Excluded Contracts
Schedule 5.9(d)	Transferor Customers
Schedule 5.10	Support and Service Contracts
Schedule 5.13(a)	Leases
Schedule 5.14	Current Customers
Schedule 5.15(b)	Registered Intellectual Property Rights
Schedule 5.15(u)	Forms of Transferor Proprietary Rights and Confidentiality Agreements
Schedule 5.15(w)	Royalties
Schedule 5.16	Litigation
Schedule 5.22(a)	Designated Employees
Schedule 5.22(b)	Employee Plans
Schedule 5.24	Standard Terms of Licenses
Schedule 5.29	Affiliate Transactions
Schedule 5.30	Aging Report for Transferor Accounts Receivable
Schedule 9.6(a)	Option Grants

-vi-

Schedule	Description
Schedule 10.1(a)(i)	Agreements to be Terminated Prior to Closing
Schedule 10.1(a)(ii)	Agreements to be Modified Prior to Closing
Schedule 10.1(b)	Liens on Acquired Assets
Schedule 12.2(a)	Certain Indemnifiable Matters
Schedule 13.2(d)	Designated Customers and Prospects
Schedule 15.1(c)	Stockholder Representative
Schedule 15.1(d)	Indemnifying Stockholders

-vii-

ASSET TRANSFER AGREEMENT

AND PLAN OF REORGANIZATION

This ASSET TRANSFER AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 22, 2003 between Corio, Inc., a Delaware corporation (“Transferee”), Nexus Technology, Inc., a corporation organized under the laws of Illinois (“Transferor”), Dean Adamopoulos, John S. Zis, Enterprise Trust I (by John S. Zis as trustee and registered shareholder), Enterprise Trust II (by John S. Zis as trustee and registered shareholder), Jeff Devine, Sabir Kapasi (collectively, the “Indemnifying Stockholders”), and (solely with respect to Article XI hereof) U.S. Bank, National Association (“Escrow Agent”), and John S. Zis, as Stockholder Representative (as defined below).

RECITALS

A. Transferee desires to acquire from Transferor, and Transferor desires to transfer to Transferee, substantially all of the assets relating to, required for, used in or otherwise constituting the Business (as defined below), in exchange for cash, shares of the common stock of Transferee and the assumption of the Assumed Liabilities as set forth below.

B. Concurrent with the execution and delivery of this Agreement, and as a material inducement to Transferee to enter into this Agreement, each of Dean Adamopoulos and John S. Zis shall execute and deliver to Transferee a Noncompetition Agreement, substantially in the form attached hereto as Exhibit D-1, and Jeff Devine and Sabir Kapasi shall execute and deliver to Transferee a Noncompetition Agreement substantially in the form attached hereto as Exhibit D-2 (collectively referred to as the “Noncompetition Agreements”), which shall be conditioned on and effective upon the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

(a) “$2.0 Million Revenue Earn-Out Milestone” shall have the meaning set forth in Section 13.2(e).

(b) “$2.7 Million Revenue Earn-Out Milestone” shall have the meaning set forth in Section 13.2(f).

(c) “$3.0 Million Revenue Earn-Out Milestone” shall have the meaning set forth in Section 13.2(g).

(d) “401(K) Termination” shall have the meaning set forth in Section 9.7.

(e) “Acquired Assets” shall have the meaning set forth in Section 2.1.

(f) “Actions or Proceedings” shall have the meaning set forth in Section 9.9.

(g) “Agreement” shall have the meaning set forth in the preamble above, together with all exhibits and schedules hereto.

(h) “Assumed Liabilities” shall have the meaning set forth in Section 2.8.

(i) “Average Closing Price” means the average of the closing prices for one share of Transferee Common Stock in trading as reported by Nasdaq for the fifteen (15) trading days ending on and including the second trading day prior to the Earn-Out Payment Date.

(j) “Books and Records” shall mean all papers and records (in paper or electronic format) in the care, custody or control of Transferor relating to the Business including, without limitation, all purchasing and sales records, customer and vendor lists, accounting and financial records, Product documentation, Product specifications, marketing requirement documents and software release orders; provided that “Books and Records” shall only constitute papers and records created within three (3) years prior to the date of this Agreement except for papers and records relevant to the Acquired Assets which shall have no such limitation and all of which shall be included in “Books and Records”; and provided further that, with respect to any original documents that Transferor is required by law to retain originals, such as Transferor’s minute book and tax returns, these documents shall be included in “Books and Records” but Transferor shall only be required to provide copies, not originals, of these documents to Transferee.

(k) “Business” shall mean all of the operations, activities, services and Products of Transferor as conducted and as proposed to be conducted.

(l) “Transferee” shall have the meaning set forth in the preamble above.

(m) “Transferee Common Stock” shall mean shares of common stock of Transferee, par value $0.001 per share.

(n) “Transferee Financial Statements” shall have the meaning set forth in Section 7.5.

(o) “Cause” shall have the meaning set forth in Section 13.2(b).

(p) “Chemical Substance” shall mean any chemical substance which is identified or regulated under any Environmental Law or Safety Law, including, but not limited to, any: (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag or construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste; (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) any other similarly regulated substance, material or waste.

(q) “Closing” shall have the meaning set forth in Section 3.1.

(r) “Closing Balance Sheet” shall have the meaning set forth in Section 5.5(a).

(s) “Closing Cash Payment” shall mean $1,405,000.00.

(t) “Closing Date” shall have the meaning set forth in Section 3.1.

(u) “Closing Stock Consideration” shall mean 2,921,390 shares of Transferee Common Stock.

(v) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(w) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(x) “Collateral Agreements” shall have the meaning set forth in Section 2.3.

(y) “Conflict” shall mean any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.

(z) “Contract” shall mean any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto.

(aa) “Consideration” shall mean (i) the Closing Cash Payment; (ii) the Closing Stock Consideration, (iii) the Escrow Cash (if any) distributed to Transferor pursuant to Article XI hereof; and (iv) any Earn-Out Payments to which Transferor is entitled pursuant to Article XIII hereof.

(bb) “Customer Information” shall have the meaning set forth in Section 5.13(f).

(cc) “Deferred Revenue Accrual” shall have the meaning set forth in Section 5.10.

(dd) “Derivative Work” shall have the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(ee) “Designated Employees” shall mean those employees of Transferor listed on Schedule 1.1(ee) hereto.

(ff) “Development Tools” shall mean development software, development documentation, compilers, interpreters, system build software, test suites, testing tools and documentation, support tools, revision control systems and environments and other materials used in or necessary to the use, development, testing, maintenance, support, modification or implementation of the Products or other development activities of the Business, including the Software listed on Schedule 1.1(ff).

(gg) “Earn-Out Milestones” shall have the meaning set forth in Section 13.2(h).

(hh) “Earn-Out Payment” shall have the meaning set forth in Section 13.3.

(ii) “Earn-Out Payment Date” shall have the meaning set forth in Section 13.1(b).

(jj) “Employee” shall mean any current or former or retired employee, consultant or director of Transferor or any ERISA Affiliate.

(kk) “Employee Contract” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between any Employee and Transferor or any ERISA Affiliate.

(ll) “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Transferor or any ERISA Affiliate for the benefit of any Employee, or with respect to which Transferor or any ERISA Affiliate has or may have any Liability to any Employee.

(mm) “Employment Liabilities” shall have the meaning set forth in Section 9.6(c).

(nn) “Environment” shall mean real property and any improvements thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.

(oo) “Environmental Laws” shall mean any applicable law, regulation or legal requirement relating to pollution or protection or cleanup of the Environment, including, without limitation, (i) all laws, regulations, codes of practice and other similar controls issued by any Governmental Entity; and (ii) any other law or legal requirement, as now in effect, relating to (A) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (B) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (C) exposure of persons, including employees, to any Chemical Substance; or (D) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance.

(pp) “Environmental Liabilities or Costs” shall mean all losses incurred: (i) that are required by a governmental agency or third party in order to comply with any Environmental Law or Environmental Permit; (ii) that are required by a governmental agency or third party as a result of a Release of any Chemical Substance; or (iii) that are required by a governmental agency or third party as a result of any environmental conditions present at, created by or arising out of the past or present operations of Transferor through the date hereof.

(qq) “Environmental Permit” shall mean any Permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

(rr) “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

(ss) “Escrow Agent” shall have the meaning set forth in the preamble above.

(tt) “Escrow Cash” shall mean $500,000.00.

(uu) “Escrow Fund” shall have the meaning set forth in Section 11.1.

(vv) “Escrow Period” shall have the meaning set forth in Section 11.2.

(ww) “ERISA Affiliate” shall mean each other person or entity under common control with Transferor within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

(xx) “Exchange Act” shall have the meaning set forth in Section 7.5.

(yy) “Excluded Assets” shall mean those assets listed on Schedule 1.1(xx).

(zz) “Excluded Contracts” shall have the meaning set forth in Section 5.9(b).

(aaa) “Excluded Liabilities” shall have the meaning set forth in Section 2.9.

(bbb) “Extremely Hazardous Substance” shall have the meaning set forth in Section 302 of the United States Emergency Planning and Community Right-to-Know Act of 1986, as amended.

(ccc) “GAAP” shall mean United States generally accepted accounting principles.

(ddd) “General Assignment” shall have the meaning set forth in Section 2.3.

(eee) “Good Reason” shall have the meaning set forth in Section 13.2(a).

(fff) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(ggg) “Indemnifying Stockholders” shall have the meaning set forth in the Preamble.

(hhh) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, including moral rights (“Copyrights”); (iv) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (v) all databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights in Software and documentation; (vii) rights to Uniform Resource Locators, Web site addresses and domain names; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all goodwill associated with any of the foregoing.

(iii) “International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by Transferor or any ERISA Affiliate, whether informally or formally, or with respect to which Transferor or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(jjj) “IRS” shall mean the United States Internal Revenue Service.

(kkk) “Liability” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

(lll) “Licensable” shall have the meaning set forth in Section 4.1.

(mmm) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(nnn) “Loss” and “Losses” shall have the meanings set forth in Section 12.2.

(ooo) “Material Adverse Effect” shall mean any (i) change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with such other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the Business,

Products, Acquired Assets, liabilities, financial condition, results of operations or prospects of Transferor and its subsidiaries and affiliates, taken together as a whole, or (ii) circumstance, change or event that materially impairs Transferee’s ability to make, use, sell, license, distribute, market, build, modify, debug and operate the Products in substantially the same manner as Transferor prior to the date of this Agreement.

(ppp) “Nasdaq” shall mean The Nasdaq National Market.

(qqq) “Noncompetition Agreement” shall have the meaning set forth in Recital B.

(rrr) “Nondisclosure Agreement” shall have the meaning set forth in Section 9.1.

(sss) “Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(ttt) “Offer Letter” shall have the meaning set forth in Section 9.6(a).

(uuu) “Officer’s Certificate” shall have the meaning set forth in Section 12.4.

(vvv) “Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).

(www) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

(xxx) “Plan” shall have the meaning set forth in Section 9.7.

(yyy) “Post-Closing Period” shall have the meaning set forth in Section 9.10(a)(iv).

(zzz) “Pre-Closing Period” shall have the meaning set forth in Section 9.10(a)(iii).

(aaaa) “Products” shall mean any and all products of Transferor, including: (i) those listed on Schedule 1.1(aaaa) and those under development; (ii) all designs, packaging, displays, and documentation associated with or related to any of the foregoing; (iii) all versions of any of the foregoing, including prior releases, alpha and beta test versions, new versions or portions thereof currently under development or proposed to be developed; (iv) all Software and works of authorship with respect to which any of the foregoing would constitute a Derivative Work; and (v) all documentation and training materials related to any of the foregoing.

(bbbb) “PTO” shall mean the United States Patent and Trademark Office.

(cccc) “Quarterly Revenue Amount” shall have the meaning set forth in Section 13.2(c).

(dddd) “Registration Rights Agreement” shall have the meaning set forth in Section 8.4 below.

(eeee) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

(ffff) “Release” shall mean any actual or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Chemical Substance or Extremely Hazardous Substance into the Environment that would cause an Environmental Liability or Costs (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

(gggg) “SEC” shall have the meaning set forth in Section 7.5.

(hhhh) “SEC Documents” shall have the meaning set forth in Section 7.5.

(iiii) “Service Provider” shall have the meaning set forth in Section 9.7.

(jjjj) “Software” shall mean the Subject Software and any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), Development Tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

(kkkk) “Source Code” shall mean computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(llll) “Standard Product Licensing Agreement” shall have the meaning set forth in Section 5.24.

(mmmm) “Stockholder Representative” shall have the meaning set forth in Section 12.7.

(nnnn) “Stockholder Representative Expenses” shall have the meaning set forth in Section 12.7(b).

(oooo) “Straddle Period” “ shall have the meaning set forth in Section 9.10(a)(v).

(pppp) “Subject Software” shall have the meaning set forth in Section 2.1(h).

(qqqq) “Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(rrrr) “Survival Date” shall have the meaning set forth in Section 12.1.

(ssss) “Tangible Assets” shall mean the tangible assets (including Products and Technology) included with the Acquired Assets, including the tangible assets listed on Schedule 1.1(ssss).

(tttt) “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(tttt) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 1.1(tttt) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(uuuu) “Tax Return” shall mean any federal, state, local or foreign return, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(vvvv) “Technology” shall mean all technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Development Tools, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

(wwww) “Third Party Technology” shall mean any Technology or Intellectual Property Rights of a third party or in the public domain, including open source, public source or freeware Technology or any modification or Derivative Work thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license that was used in, incorporated into, integrated or bundled with any Technology or Intellectual Property Rights that has been, or is proposed to be, used or otherwise exploited by Transferor for or in connection with the Business or that is otherwise reasonably required in order for Transferee to use the Acquired Assets or to carry on the Business following the Closing, as listed in Schedule 1.1(wwww).

(xxxx) “Third Party Technology Contracts” shall mean all of the Contracts, listed on Schedule 1.1(xxxx), pursuant to which Transferor acquired access or rights to any Third Party Technology.

(yyyy) “Transferred Contracts” shall mean those Contracts listed on Schedule 1.1(yyyy).

(zzzz) “Transferred Intellectual Property Rights” shall mean all Intellectual Property Rights owned by Transferor or that Transferor has the right or authority to transfer (other than Intellectual Property Rights related exclusively to an Excluded Asset) including: (i) Intellectual Property Rights embodied by, or which would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products, the Transferred Technology or operation of the Business, including all Copyrights embodied by the Products; (ii) the Transferred Trademarks; (iii) Intellectual Property Rights used in, or necessary for, the operation of the Business; and (iv) Intellectual Property Rights listed or described in Schedule 1.1(zzzz).

(aaaaa) “Transferred Technology” shall mean all Technology owned by Transferor or that Transferor has the right or authority to transfer (other than Technology related exclusively to an Excluded Asset), including the Technology constituting the Products and the Web Content, and including all Technology listed on Schedule 1.1(aaaaa). To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and Software from which such Software was derived, in both Source Code and Object Code form, shall be included as Transferred Technology.

(bbbbb) “Transferred Trademarks” shall mean all registered and common law Trademarks of Transferor in any jurisdiction in the world associated with the Products or Business, including the Product names and the Trademarks listed on Schedule 1.1(bbbbb).

(ccccc) “Transfer Taxes” shall have the meaning set forth in Section 9.10(d).

(ddddd) “Transferor” shall have the meaning set forth in the preamble above.

(eeeee) “Transferor Capital Stock” shall have the meaning set forth in Section 5.3.

(fffff) “Transferor Charter Documents” shall have the meaning set forth in Section 5.1(b).

(ggggg) “Transferor Disclosure Schedule” shall have the meaning set forth in the preamble to Article V.

(hhhhh) “Transferor’s Counsel” shall mean Holland & Knight LLC

(iiiii) “Transferor Customers” shall have the meaning set forth in Section 5.9(d).

(jjjjj) “Transferor Customers and Prospects” shall have the meaning set forth in Section 13.2(d).

(kkkkk) “Transferor Financial Statements” shall have the meaning set forth in Section 5.5(a).

(lllll) “Transferor Interim Financials” shall have the meaning set forth in Section 5.5(a).

(mmmmm) “Transferor Year-End Financials” shall have the meaning set forth in Section 5.5(a).

(nnnnn) “Unassumed Customer Contracts” shall mean those contracts listed on Schedule 1.1(nnnnn).

(ooooo) “Unassumed Vendor Contracts” shall mean those contracts listed on Schedule 1.1(ooooo).

(ppppp) “WARN” shall have the meaning set forth in Section 5.22(m).

(qqqqq) “Web Content” shall mean all content owned that is related to the Business and displayed or available on Transferor’s world wide web site at Uniform Resource Locator www.nexus-tek.com as of the date hereof and any additional content that may be displayed or made available between the date hereof and the Closing Date.

1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(d) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

(e) For purposes of this Agreement, the term “knowledge” means (i) with respect to Transferor, the actual knowledge of Transferor’s current officers and members of the board of directors; provided, that such persons shall have made reasonable investigation and inquiry of those employees, consultants, advisors and other representatives of Transferor who have or who could reasonably be expected to have knowledge of such fact or matter, (ii) with respect to John Zis, Dean Adamopoulos, Jeff Devine and Sabir Kapasi, the actual knowledge of such individuals, and (iii) with respect to Enterprise Trust I (by John Zis as trustee and registered shareholder) and Enterprise Trust II (by John Zis as trustee and registered shareholder), the actual knowledge of the trustees and beneficiaries of such trust.

ARTICLE II

TRANSFER OF ASSETS

2.1 Transfer of Assets Generally. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Transferor shall cause to be assigned, transferred, conveyed and delivered to Transferee good and valid title to the Acquired Assets (as defined below) free and clear of any and all Liens, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the term “Acquired Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) that constitute or that are used in or needed for the conduct of the Business (as defined herein) as of the Closing Date; provided, however, that the Acquired Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets shall include, but not be limited to, the following (to the extent not included in the Excluded Assets):

(a) the Tangible Assets, including all tangible personal property and equipment owned or leased by Transferor;

(b) the Transferred Intellectual Property Rights (other than the Transferred Trademarks);

(c) the Transferred Trademarks and all goodwill of the Business appurtenant thereto;

(d) the Transferred Technology;

(e) all rights of Transferor under the Transferred Contracts;

(f) the Books and Records;

(g) all Web Content;

(h) all Technology (but not Patents) owned and used by Transferor in the Business as of the Closing Date in (i) any methods, processes and procedures specifically directed to or related to managing SAP software, Lotus Notes and PeopleSoft software (the foregoing software is collectively referred to as “Subject Software”), (ii) any scripts, software tools and utilities specifically directed to managing the Subject Software, and (iii) and written documentation prepared to enable Transferor to manage the Subject Software;

(i) to the extent assignable under any applicable laws, all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties related to the Business, including, without limitation, those related to the Acquired Assets;

(j) all goodwill associated with the Acquired Assets or the Business;

(k) all accounts receivable of, and securities, notes and other evidences of indebtedness owing to, Transferor existing as of the Closing Date;

(l) the corporate name “Nexus Technology, Inc.” and all rights thereto and goodwill associated therewith;

(m) all prepaid rentals, prepaid expenses, claims, deposits, refunds, rights of recovery or setoff, rights of recoupment, franchises, permits, licenses, orders, registrations, certificates and variances obtained by Transferor from Governmental Entities or other third parties; and

(n) any other assets, tangible or intangible, or rights of Transferor related to the Business and the Products (with the exception of the Excluded Assets), including those assets listed on Schedule 2.1(n).

2.2 Delivery of Acquired Assets.

(a) On the Closing, Transferor shall, at Transferor’s sole cost, in the manner and form, and to the locations, reasonably specified by Transferee, (i) deliver to Transferee or other entity designated by Transferee, all of the Acquired Assets (provided, that for those Acquired Assets that are located at Transferor’s Rosemont, Illinois offices at the Closing, and except with respect for the transfer of Software as provided below, Transferor’s delivery of such assets to Transferee shall be deemed to have occurred upon the Closing), (ii) fully disclose to Transferee all Technology in the Business and the Acquired Assets and (iii) in the case of the Transferred Intellectual Property Rights or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from Transferor to Transferee in accordance with Section 2.3 below. Without limiting the foregoing, all Software included in the Transferred Technology shall, at Transferee’s request and if feasible, be delivered to Transferee by electronic means.

(b) To the extent that Transferee cannot be granted possession by Transferor in respect of certain Acquired Assets as of the Closing, those Acquired Assets shall be held by Transferor for and on behalf of Transferee until such time as Transferee or its designee is granted possession thereof and during such period Transferor shall bear all risk of loss with respect to such Acquired Assets.

2.3 Assignments. Without limiting the foregoing, at the Closing, Transferor shall deliver to Transferee, duly executed by Transferor: (a) a General Assignment and Bill of Transfer substantially in the form of Exhibit A hereto (the “General Assignment”); (b) assignments of the Transferred Intellectual Property Rights in forms reasonably acceptable to Transferee and Transferor and otherwise suitable for filing in all relevant jurisdictions and the United States and foreign patent and trademark offices, including the copyright registrations and assignments required pursuant to Section 2.4, the patent assignments required pursuant to Section 2.5 and the trademark assignments required pursuant to Section 2.6; and (c) subject to Section 2.9, such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Transferee’s counsel and Transferor’s counsel, as shall be effective to vest in Transferee good and valid title in and to the Acquired Assets (the General Assignment and the other instruments referred to in clauses (a), (b) and (c) being collectively referred to herein as the “Collateral Agreements”).

2.4 Transfer of Product Software Copyrights. For each work of authorship included in the Acquired Assets for which Transferor has filed a copyright application with a Government Entity or received a copyright registration from a Government Entity, Transferor shall deliver to Transferee at Closing an assignment in form reasonably acceptable to Transferee and Transferor to record the transfer of such copyright to Transferee in the applicable Government Entity. If Transferor has not registered the copyright in a Product prior to the Closing Date, Transferor shall cooperate with Transferee after the Closing to prepare an application, in a form reasonably acceptable to Transferee, to register such copyright in each Product with the appropriate Government Entity at Transferee’s cost. Each such application shall include the required extracts of the Product for such application and shall specify Transferee (or such other entity designated by Transferee in its sole discretion) as the owner by assignment of such copyright.

2.5 Transfer of Patents. For each of Transferor’s Patents, Transferor shall deliver to Transferee at Closing an assignment in form reasonably acceptable to Transferee and Transferor to evidence the transfer of Transferor’s rights in such Patents to Transferee. Such assignment shall specify Transferee (or such other entity designated by Transferee in its sole discretion) as the owner by assignment of such Patents. A form of patent assignment agreement acceptable to Transferee and Transferor is attached hereto as Schedule 2.5.

2.6 Transfer of Trademarks. For each of Transferor’s Trademarks, Transferor shall deliver to Transferee at Closing an assignment in form reasonably acceptable to Transferee and Transferor to evidence the transfer of Transferor’s rights in such Trademarks to Transferee. Such assignment shall specify Transferee (or such other entity designated by Transferee in its sole discretion) as the owner by assignment of such Trademarks. A form of trademark assignment agreement acceptable to Transferee and Transferor is attached hereto as Schedule 2.6.

2.7 Transferred Contracts. On or prior to the Closing, Transferor shall deliver to Transferee fully-executed, complete and accurate originals of all of the Transferred Contracts, or, to the extent originals are not available, fully-executed, complete and accurate copies of all of the Transferred Contracts

2.8 Assumed Liabilities.

(a) Assumed Contracts. As of the Closing, Transferee hereby agrees to assume the executory obligations of Transferor under the Transferred Contracts, in each case solely on a going-forward basis from and after the Closing Date, provided, however, Transferee shall not have any obligation pursuant to any Transferred Contract that by its terms or under applicable law requires, prior to assignment, a consent to assignment unless a written consent thereto has been obtained on or prior to the Closing Date (the “Assumed Liabilities”). The Assumed Liabilities shall be the only obligations of Transferor to be assumed by Transferee. All Liabilities of Transferor not so assumed shall be Excluded Liabilities.

(b) Unassumed Vendor Contracts. Transferor shall use best efforts to obtain the consents of all required parties to the assignment of the Unassumed Vendor Contracts as soon as possible after Closing. Until such time as an Unassumed Vendor Contract has been properly assigned to the Transferree pursuant to its terms, the Transferor shall grant to Transferee a right and license (or sublicense, as the case may be) (and Transferor represents and warrants that such grant is permitted under the terms of such contract) to any and all of Transferor’s rights in and under such contracts. In addition, the Transferor hereby agrees to use best efforts to seek those modifications or amendments to the Unassumed Vendor Contracts (the “Vendor Contract Modifications”) that Transferee shall request and shall use its best efforts to obtain such amendments or modifications from the parties to the Unassumed Vendor Contracts as soon as possible after receipt of such request and shall cooperate with and involve Transferor in all discussions or negotiations with respect to the Vendor Contract Modifications. To the extent that all of Transferor’s rights under such contracts may be licensed or otherwise assigned to the Transferree, then such contract shall thereafter be deemed to be an Assumed Liability hereunder as if such consent had been obtained prior to the Closing Date and Transferee shall be entitled to the benefits of such contract(s) accruing after the Closing Date, and Transferee agrees to perform at its sole expense all of the obligations of Transferor to be performed under such contract(s) from the Closing Date until such time as Transferee determines (in its sole discretion) that the Transferor will not obtain (i) the Vendor Contract Modifications and/or (ii) the consents to assignment of the Unassumed Vendor Contracts, after which time Transferee shall have no further obligation with respect to the performance of such contract(s), provided, that in the event Transferor has not obtained such consents or Vendor Contract Modifications on terms acceptable to Transferee within 45 days of the Closing Date, then Transferee may elect not to assume the Unassumed Vendor Contract and shall have to no further obligation with respect to the performance of such contract. In the event the Transferree shall obtain a consent to the assignment of an Unassumed Vendor Contract, then such contract shall be promptly assigned by Transferor to Transferee and thereafter shall be deemed to be an Assumed Liability hereunder.

(c) Unassumed Customer Contracts. Transferor shall use best efforts to obtain the consents of all required parties to the assignment of the Unassumed Customer Contracts as soon as possible after Closing. Transferor hereby agrees to use its best efforts to seek those modifications or amendments to the Unassumed Customer Contracts (the “Customer Contract Modifications”) that Transferee shall request and shall use its best efforts to obtain such amendments or modifications from the parties to the Unassumed Customer Contracts as soon as possible after receipt of such request and shall cooperate with and involve Transferor in all discussions or negotiations with respect to the Customer Contract Modifications. Notwithstanding the absence of any such consent, Transferee shall be entitled to the benefits of such contract(s) accruing after the Closing Date, and Transferee agrees to perform at its sole expense all of the obligations of Transferor to be performed under such contract(s) from the Closing Date until such time as Transferee determines (in its sole discretion) that the Transferor will not obtain (i) the Customer Contract Modifications and/or (ii) the consents to assignment of the Unassumed Customer Contracts, after which time Transferee shall have no further obligation with respect to the performance of such contract(s), provided, that in the event Transferor has not obtained such consents or Customer Contract Modifications on terms acceptable to Transferee within 45 days of the Closing Date, then Transferee may elect not to assume the Unassumed Customer Contract and shall have to no further obligation with respect to the performance of such contract. In the event the Transferree shall obtain such a consent to the assignment of an Unassumed Customer Contract, such contract shall be promptly assigned by Transferor to Transferee and thereafter shall be deemed to be an Assumed Liability hereunder. With respect to each Unassumed Customer Contract that has not been properly assigned to the Transferee on terms acceptable to Transferee (in its sole discretion) in accordance with its terms, by December 15, 2003, the Transferree shall be entitled to claim against the Escrow Fund pursuant to Section 12.4, those amounts set forth on Schedule 12.2(a) for each Unassumed Customer Contract as if each such amounts were a Loss under this Agreement.

(d) Indemnification Obligations. Notwithstanding anything to the contrary contained above, the assumption by Transferee of the Assumed Liabilities shall in no way relieve Transferor of any duty under Article XII hereof to indemnify any Indemnified Party for any Loss arising from a breach of any representation, warranty or covenant of Transferor contained in this Agreement or any instrument or certificate delivered pursuant hereto.

2.9 Excluded Liabilities. Except for the Assumed Liabilities specifically set forth in Section 2.8 above, Transferee shall not assume or otherwise become responsible for, and the Assumed Liabilities expressly exclude, any debt, liability, duty or obligation, whether known or unknown, fixed or contingent, of Transferor including any Employment Liabilities and liabilities or obligations related to the Acquired Assets or the Business which are outstanding or unpaid as of the date hereof (the “Excluded Liabilities”). Without limiting the foregoing, the term “Excluded Liabilities” shall include all liabilities and other obligations of the Transferor and the Indemnifying Stockholders, including any liabilities and other obligations for Taxes, arising from or related to: (i) Transferor’s operations, whenever arising or incurred, or Transferor’s ownership of the Products and Acquired Assets through the Closing Date; (ii) Transferor’s termination of any Contracts relating to the Business or otherwise; (iii) any Designated Employee hired by Transferee that accrues or arises as of or prior to the Closing Date or any of Transferor’s other agents, consultants, independent contractors, employees or former employees, whenever arising, in each case including WARN Act or any similar law or statute, change of control, workers’ compensation, severance, salary, bonuses, COBRA benefits or other benefits or payments due under any Employee Plan, whether or not any such employees shall accept employment with Transferee in connection with the transactions contemplated hereby; (iv) any Employment Liabilities; (v) any litigation matter or threat thereof arising on or prior to the Closing Date involving Transferor and any current or former customer, lessor, shareholder, officer, employee, consultant, director or affiliate thereof, (vi) any indemnification obligation of Transferor to any affiliate or third party (other than indemnification obligations set forth in the Transferred Contracts), (vii) any real estate lease or equipment lease, including the Lease Agreements, other than the Transferred Contracts, (viii) any guaranty or insurance policy of any type, including any life or health insurance or key man insurance policies, (ix) any sales, use and other transfer taxes, including any taxes arising from the transactions contemplated hereby, (x) any and all fees and expenses incurred by Transferor in connection with this Agreement and the transactions contemplated hereby, (xi) any Environmental Liabilities or

Costs of Transferor, (xii) any Losses suffered or incurred by Transferee as a result of any Liabilities arising out of contract or warranty claims related to the Transferred Contracts relating to actions or events prior to the Closing Date, (xiii) any liabilities related to the failure by Transferor to have contractors sign Forms W-9 or to issue Forms 1099 or related to misclassification of employees as contractors, (xiv) any Tax liabilities incurred by Transferor prior to the Closing, (xv) any obligations under the Transferred Contracts (including, for greater certainty and without limitation, the Unassumed Vendor Contracts and the Unassumed Customer Contracts) other than those specifically described in Schedule 1.1(yyyy), and for greater certainty and without limitation, Transferee assumes no liabilities or obligations with respect to any accounts payable under Contracts for services, products or software accruing at or prior to the Closing Date, or (xvi) any liabilities not listed as ongoing, transferred liabilities, or that are otherwise excluded in the Disclosure Schedule.

ARTICLE III

CLOSING AND CONSIDERATION

3.1 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the “Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Palo Alto, California, or remotely by facsimile if so decided by the parties, commencing at 2:00 p.m., local time, on October 22, 2003, or on such other date as the parties may mutually determine (the “Closing Date”).

3.2 Consideration. In addition to assuming the Assumed Liabilities, the Consideration shall be payable as follows:

(a) The Closing Stock Consideration shall be issued by Transferee to Transferor at Closing by the delivery of a stock certificate or certificates of Transferee, subject to the provision set forth in Article VII;

(b) The Closing Cash Payment shall be payable by Transferee to Transferor at Closing by wire transfer in accordance with written instructions delivered by Transferor to Transferee at least two business days prior to Closing;

(c) The Escrow Cash shall be deposited with the Escrow Agent at Closing, and any distributions of out of the Escrow Fund shall be made in accordance with Article XI hereof; and

(d) Any Earn-Out Shares to which Transferor is entitled pursuant to Article XIII hereof shall be paid in accordance with Section 13.1 hereof.

ARTICLE IV

LICENSE TO TRANSFEREE

4.1 Trade Secret License. It is understood that for Trade Secrets that are included in the Business and the Acquired Assets, ownership of such Trade Secrets shall be assigned to Transferee and shall be considered confidential information of Transferee and subject to the provisions of Section 9.1 hereof and not confidential information of Transferor. Transferee shall have the right to use, disclose and otherwise exploit such Trade Secrets in its sole discretion and Transferor and its affiliates shall refrain from doing so in perpetuity. Notwithstanding the above, and without limiting anything set forth herein, including Transferor’s ownership of its Trade Secrets, effective as of the Closing, Transferor hereby grants to Transferee, an exclusive, royalty-free, fully-paid, worldwide, perpetual, irrevocable, non-terminable, transferable right and license to use all Trade Secrets Licensable by Transferor that are in the possession of or known to the Designated Employees. For purposes of this Agreement, “Licensable” means owned by Transferor or for which Transferor has the right or authority to license to Transferee within the scope set forth above. As of the Closing, Transferor shall deliver to Transferee all copies and embodiments of documents, electronic files and other objects embodying such Trade Secrets, without retaining any copies or embodiments thereof. Transferor agrees to certify compliance with such delivery if requested by Transferee.

4.2 Bankruptcy. All licenses granted to Transferee under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “Intellectual Property Rights” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if Transferor is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Transferor, or Transferor, as a debtor in possession, rightfully elects to reject the licenses granted to Transferee under this Agreement, Transferee may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of Transferee’s rights under such licenses, to the maximum extent permitted by law, otherwise subject to the terms of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

INDEMNIFYING STOCKHOLDERS AND TRANSFEROR

Transferor and each of the Indemnifying Stockholders hereby jointly and severally represent and warrant to Transferee, subject to the specific exceptions disclosed in the disclosure letter and schedules thereto delivered by Transferor to Transferee, and dated as of the date hereof (the “Transferor Disclosure Schedule”) as follows below. The Transferor Disclosure Schedule shall be deemed to qualify and to be a part of the representations and warranties in this Article V, shall be arranged in sections corresponding to the numbered sections of this Article V, and each disclosure item in the Transferor Disclosure Schedule shall reference the specific section and paragraph numbers of this Agreement to which such disclosure applies.

5.1 Organization.

(a) Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Transferor has the power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted and as currently contemplated to be conducted. Transferor is duly qualified or licensed to do business, to perform its obligations under all Contracts by which it is bound and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) Transferor has made available to Transferee true and correct copies of Transferor’s Certificate of Incorporation and Bylaws, each as amended through the date hereof (the “Transferor Charter Documents”), and each such instrument is in full force and effect. Transferor is not in violation of any of the provisions of the Transferor Charter Documents. There are no proposed amendments to the Transferor Charter Documents. The operations now being conducted by Transferor relating to the Business, Products or the Acquired Assets have not now and have never been conducted under any other name.

(c) Transferor has no Subsidiaries.

5.2 Authority. Transferor has all requisite corporate power and authority to enter into this Agreement, the Collateral Agreements and the Registration Rights Agreement required to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Transferor, and, no further action is required on the part of Transferor or its stockholders to approve the Agreement and the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of Transferor and the stockholders of Transferor. This Agreement has been duly executed and delivered by Transferor and constitutes a valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms.

5.3 Capital Stock. The authorized capital stock of Transferor consists of 50,000,000 shares of Class A Common Shares, no par value, and 50,000,000 shares of Class B Common Shares, no par value (the “Transferor Capital Stock”). As of the date hereof, the capitalization of Transferor, and each registered owner of capital stock, or options, warrants or other rights to acquire capital stock of Transferor, and the amount of shares of capital stock held by such securityholder, is set forth on Schedule 5.3 of the Transferor Disclosure Schedule. No shares of Transferor Capital Stock are held by any Person other than the Indemnifying Stockholders. The issued and outstanding shares of Transferor capital stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating Transferor to issue, sell, deliver or transfer any of its shares of capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Transferor. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the capital stock of Transferor.

5.4 Conflict. The execution and delivery of this Agreement by Transferor does not and the execution and delivery of the Collateral Agreements and the Registration Rights Agreement and the performance of this Agreement, the Collateral Agreements and the Registration Rights Agreement by Transferor will not, (a) conflict with or violate the Transferor Charter Documents, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Transferor or by which any of its properties is bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Transferor or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Transferor is a party or by which the Business, Products or the Acquired Assets are bound or affected. Schedule 5.4 lists all consents, waivers and approvals under any of Transferor’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which if, individually or in the aggregate, not obtained, would result in a loss of benefits to Transferee as a result of the transactions contemplated hereby or result in the obligation to pay additional amounts or consideration other than ongoing fees, royalties or payments which Transferor would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement and the Collateral Agreements not occurred.

5.5 Transferor Financial Statements.

(a) Schedule 5.5 of the Transferor Disclosure Schedule sets forth true and correct copies of (a) Transferor’s audited balance sheets as of December 31, 2001 and December 31, 2002 and the related audited statements of income and cash-flows for the respective twelve-month periods then ended (the “Transferor Year-End Financials”), (b) Transferor’s unaudited balance sheet as of September 30, 2003 and the related unaudited statements of income and cash-flows for the nine-month period ending September 30, 2003 (the “Transferor Interim Financials”) and (c) Transferor’s unaudited balance sheet as of the date of this Agreement (the “Closing Balance Sheet”). The Transferor Year-End Financials, the Transferor Interim Financials and the Closing Balance Sheet are

collectively referred to herein as the “Transferor Financial Statements.” The Transferor Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, and consistent with each other, except for the absence of footnotes in the case of the Transferor Interim Financials. The Transferor Financial Statements present fairly the financial condition and operating results of Transferor as of the respective dates and for the periods indicated therein, subject in the case of the unaudited financial statements to normal year-end adjustments, which will not in any event be material in amount or significance in any individual case or in the aggregate.

(b) Transferor has not been or is not a party to any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), except liabilities provided for in the Closing Balance Sheet.

(c) Schedule 5.5(c) of the Disclosure Schedule separately identifies any liability, indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, greater than $25,000, whether or not reflected in the Transferor Financial Statements.

5.6 Indebtedness; Guaranties. Transferor has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to the Business, any Product or any of the Acquired Assets. Transferor is not a guarantor or otherwise liable for any Liability or obligation of any other person or entity for any matter which relates to or affects or will affect the Business, any Product or the Acquired Assets.

5.7 Absence of Changes. Since September 30, 2003 and except as contemplated by this Agreement, Transferor has conducted its business only in the Ordinary Course of Business and, without limiting the generality of the foregoing:

(a) There have been no events or changes in the condition (financial or otherwise), business, net worth, assets, operations, obligations or liabilities of Transferor which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect;

(b) Transferor has not mortgaged, pledged or otherwise encumbered any of the Acquired Assets;

(c) Transferor has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets;

(d) There has been no destruction of, damage to or loss of any of the Acquired Assets;

(e) Transferor has not accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving the Business;

(f) Transferor has not delayed or postponed the payment of material accounts payable and other Liabilities relating to the Business;

(g) Except as provided in Schedule 5.7(g), Transferor has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) relating to the Business;

(h) Transferor has not entered into any capital commitments in relation to any of the Acquired Assets or the Business;

(i) There has been no agreement by Transferor, or any employees, agents or affiliates of Transferor, to do any of the things described in the preceding clauses (a) through (h);

(j) No litigation has been commenced or threatened and, to the knowledge of Transferor or the Indemnifying Stockholders, no reasonable basis exists for any litigation, proceeding or investigation against Transferor, any officer or director of Transferor or their affairs or any Designated Employee related to the Business, the Products or the Acquired Assets;

(k) There has been no notice of any claim, or potential claim of ownership by any Person other than Transferor, of the Transferred Technology or the Transferred Intellectual Property Rights, or of infringement by the Business of any other Person’s Intellectual Property Rights; and

(l) Transferor has not received written notice of any claim or potential claim, and to the knowledge of each of the Indemnifying Stockholders and Transferor, no basis exists for any claim or potential claim that Transferor has infringed the Intellectual Property rights of any person or entity.

5.8 Legal and Other Compliance. Transferor is in material compliance (and, to the best knowledge of Transferor and the Indemnifying Stockholders Transferor is in full compliance) with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the knowledge of each of the Indemnifying Stockholders or Transferor threatened against Transferor alleging any failure so to comply, nor, to the knowledge of each of the Indemnifying Stockholders or Transferor is there any reasonable basis therefor.

5.9 Transferred Contracts.

(a) None of Transferor, any ERISA Affiliate, or any Indemnifying Stockholder is a party to any unwritten commitment, understanding, contract, covenant or agreement with any third party (including any Designated Employee), including with respect to any matter related to the

Business, Acquired Assets, Products, Transferred Intellectual Property Rights, Transferred Technologies, Transferred Contracts, Employee Plans, Designated Employee compensation arrangements or employment arrangements.

(b) Except as listed in Schedule 5.9(b) (the “Excluded Contracts”), the Transferred Contracts listed on Schedule 1.1(yyyy) are all of the Contracts between Transferor and any third party related to, or necessary for, the operation of the Business, and true and complete copies of all such Contracts have been delivered to Transferee. All Contracts involving, related to or necessary for the Business of Transferor are listed in either Schedule 1.1(yyyy) (Transferred Contracts) or Schedule 5.9(b) (Excluded Contracts) and complete copies of all such Contracts have been delivered to Transferee. Schedule 1.1(yyyy) also sets forth a summary of the material terms of the Transferred Contracts, including all fees, royalties, license payments or other consideration due, or that may become due, under such Transferred Contracts and except as set forth under Schedule 1.1(yyyy) there are no present, past or future obligations due or owing under such Contracts.

(c) Each Transferred Contract is in full force and effect and Transferor is not subject to any default thereunder, nor, to the knowledge of each of the Indemnifying Stockholders and Transferor, is any party obligated to Transferor pursuant to any such Transferred Contract subject to any default thereunder. Transferor has neither breached, violated or defaulted under, nor received notice that Transferor has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract. Transferor has obtained, or will obtain prior to the Closing, all necessary consents, waivers or approvals of parties to any Transferred Contract in order for such Transferred Contract to remain in full force and effect on the terms set forth in the description of each such Transferred Contracts described in Schedule 1.1(yyyy) and without limitation, modification or alteration after the Closing. Following the Closing, Transferee will be permitted to exercise all of the rights Transferor had under the Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Transferor would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement and the Collateral Agreements not occurred. Except for written amendments provided to Transferee and set forth on Schedule 1.1(yyyy) there does not exist any agreement, contract, or other arrangement entered into by or on behalf of Transferee that alters the term of a Transferred Contract.

(d) Transferor shall provide to Transferee in Schedule 5.9(d) a list of all if its current customers, including, without limitation, those Persons who are parties to the Transferred Contracts (the “Transferor Customers”). The Indemnifying Stockholders and Transferor are not aware of (i) any notice of intent, negotiations, discussions or other indications of interest on the part of the Transferor Customers to terminate, modify, amend, waive or alter any of the terms and conditions of the Transferred Contracts, (ii) any complaints by the Transferor Customers regarding any products or services provided to such customers by Transferor, or (iii) any change of control transactions or insolvency events pending with respect to the Transferor Customers.

5.10 Support and Service Contracts. Schedule 5.10 sets forth a true and complete list of all Contracts pursuant to which Transferor is obligated (or will be obligated at Closing) to provide support, service and maintenance to customers of the Business, together with the amounts of deferred revenue or technology license obligations which are associated with the executory support and service obligations under such Contracts (each, a “Deferred Revenue Accrual”). Each Deferred Revenue Accrual is as reflected in the Books and Records and has been accrued in accordance with GAAP, consistently applied, and each arose in the Ordinary Course of Business. Except as set forth on Schedule 5.10, Transferor has not received any deferred or unearned revenues.

5.11 No Liquidation, Insolvency, Winding-Up.

(a) No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Transferor and there is not outstanding:

(i) any petition or order for the winding-up of Transferor;

(ii) any appointment of a receiver over the whole or part of the undertaking of assets of Transferor;

(iii) any petition or order for administration of Transferor;

(iv) any voluntary arrangement between Transferor and any of its creditors;

(v) any distress or execution or other process levied in respect of Transferor which remains undischarged; or

(vi) any unfulfilled or unsatisfied judgment or court order against Transferor.

(b) There are no circumstances that would entitle any Person to present a petition for the winding-up or administration of Transferor or to appoint a receiver over the whole or any part of the business or assets of Transferor.

(c) Transferor is not deemed unable to pay its debts within the meaning of applicable law.

(d) The operations of Transferor have not been terminated.

5.12 Restrictions on Business Activities. There is no agreement (noncompetition, field of use, most favored nation or otherwise), commitment, judgment, injunction, order or decree to which Transferor is a party or which is otherwise binding upon Transferor or relates to the Business, Products or Acquired Assets which has or reasonably could be expected to have the effect of prohibiting or impairing (a) any practice of the Business, (b) any acquisition of property (tangible or intangible) by Transferee in connection with the operation of the Business or the Acquired Assets, (c) the conduct of the Business or (d) the transactions contemplated by this Agreement, the Collateral Agreements and the Registration Rights Agreement. Without limiting the foregoing, Transferor has not entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon Transferor with respect to selling, licensing or otherwise distributing any of the Products or the Transferred Technology to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

5.13 Title to Properties, Absence of Liens, Condition of Equipment.

(a) Transferor does not own any real property that is used in connection with the Business. Schedule 5.13(a) sets forth a list of all real property currently leased by Transferor in connection with the Business, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease, including, without limitation, any leases that constitute Transferred Contracts. Transferor has delivered to Transferee a true and correct copy of each lease of real property. Such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). To the best knowledge of Transferor and the Indemnifying Stockholders, the business operations conducted on the real property subject to such leases do not violate any applicable law, building code, zoning requirement or classification, or pollution control ordinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. All approvals of Governmental Entities (including licenses and permits) required in connection with the operation of the Business on such real property have been obtained.

(b) Transferor has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, each Acquired Asset being transferred to Transferee free and clear of any Liens (including any Liens created as a result of the consummation of the transactions contemplated hereby). The only Liens encumbering any Acquired Asset are the Liens listed on Schedule 10.1(b), which Liens shall be removed prior to Closing. To the knowledge of each of the Indemnifying Stockholders and Transferor, no basis exists for the assertion of any claim that, if adversely determined, would result in a Lien on any Acquired Asset or otherwise affect the Business, any Product, any Acquired Asset, Transferee’s conduct of the Business subsequent to the Closing or Transferee’s use of any Acquired Asset.

(c) Schedule 1.1(ssss) lists all Tangible Assets owned or leased by Transferor for use in the Business, and such Tangible Assets are (i) all the assets required for the conduct of the Business by Transferor as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. Schedule 1.1(ssss), identifies where each of the Tangible Assets is located and whether such Tangible Assets are leased to Transferor (and, if so, by which lessor).

(d) Transferor is in custody and control of all the Acquired Assets being sold and transferred by Transferor to Transferee pursuant to this Agreement and the Collateral Agreements.

(e) Transferee shall be able to use the Acquired Assets and exercise, and enjoy the benefits of, the licensed rights, in substantially the same manner as Transferor prior to the Closing, without infringing the rights of any third party (provided, however, that neither Transferor nor the Indemnifying Stockholders are making any representations under this Section 5.13(e) with respect to any restrictions set forth in any agreement between Transferee and a third party regarding Transferee’s use of the Acquired Assets subsequent to the Closing).

(f) Transferor has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former Customers of the Business (the “Customer Information”). No Person other than Transferor possesses any claims or rights with respect to use of the Customer Information.

5.14 Customers and Sales. Schedule 5.14 contains a correct list of all of the current customers of the Business.

5.15 Intellectual Property.

(a) Schedules 1.1(zzzz) and 1.1(aaaaa), listing or describing the Transferred Intellectual Property Rights and the Transferred Technology, respectively, are true, complete and accurate.

(b) Schedule 5.15(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by Transferor. All such Registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid, subsisting and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All such Registered Intellectual Property Rights have been assigned to Transferor and such assignments have been properly recorded prior to the Closing Date. Transferor has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Transferee.

(c) Each item of Transferred Intellectual Property Rights and Transferred Technology is free and clear of any Liens and any other encumbrances. Transferor owns exclusively, and has good and marketable title to all works of authorship and all associated copyrights that are used or embodied in, and all other Intellectual Property Rights in and to, the Transferred Technology, and no other Person has any other rights thereto. All Acquired Assets shall be fully transferable and alienable by Transferee.

(d) To the extent that any Transferred Intellectual Property Rights or item of Transferred Technology was originally owned or created by or for any third party, including any contractor or employee of Transferor and any predecessor of Transferor: (i) Transferor has a written agreement with such third party or parties with respect thereto, pursuant to which Transferor has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Technology and Intellectual Property Rights by valid assignment or otherwise and has requested the waiver of all non-assignable rights, including but not limited to all moral rights; (ii) the transfers and licenses from Transferor to Transferee hereunder do not violate such third party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred Intellectual Property Rights or Transferred Technology; and (iv) no basis exists for such third party to challenge or object to this Agreement.

(e) Transferor has the full and unencumbered right to assign and transfer to Transferee all of Transferor’s rights in and under the Transferred Contracts without incurring, or causing Transferee to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Transferor would have had had such transfer not taken place.

(f) Transferor is not in breach of nor has Transferor failed to perform under, any of the Transferred Contracts and, to each of the Indemnifying Stockholders and Transferor’s knowledge, no other party to any of the Transferred Contracts is in breach thereof or has failed to perform thereunder. No third party who has licensed any Intellectual Property Rights to Transferor has ownership rights or license rights to improvements made by Transferor in such intellectual property which has been licensed to Transferor.

(g) Transferor has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, or joint ownership of, any Intellectual Property Right that is a Transferred Intellectual Property Right to any other Person.

(h) The Transferred Intellectual Property Rights constitute all of the Intellectual Property Rights related to, used in, necessary to, or that would be infringed by, the current or reasonably anticipated future operation of the Business.

(i) The Transferred Technology constitutes all of the Technology related to, used in or necessary to the operation of the Business as it currently is conducted or planned to be conducted, including, without limitation, the design, development, reproduction, distribution, marketing, manufacture, use, import, license and sale (“Use”) of Products, Technology and services (including Products, Technology or services currently under development).

(j) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Technology, and no governmental entity, university, college, other educational institution or research center has any claim or right or to the Transferred Intellectual Property or Transferred Technology. No current or former employee, consultant or independent contractor of Transferor, who was involved in, or who contributed to, the creation or development of any Transferred Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Transferor.

(k) Transferor has, and as a result of the transactions contemplate hereby, Transferee will have, the right to use, pursuant to valid licenses, all Development Tools and all other third-party Software that are material to the Business or that are used in the Business to create, modify, compile, operate or support any Software (including the Products) that is Transferred Technology.

(l) No Third Party Technology was, or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Technology that is or was Transferred Technology or a Product. Schedule 1.1(xxxx) above lists all Third Party Technology Contracts.

(m) Other than the Contracts set forth on Schedule 1.1(yyyy), there are no contracts, licenses or agreements to which Transferor is a Party with respect to any Transferred Technology or the Transferred Intellectual Property Rights. Transferor is not in breach of nor has Transferor failed to perform under, any of the contracts set forth in Schedule 1.1(yyyy), and, to each of the Indemnifying Stockholders’ and Transferor’s knowledge, no other party to any of the contracts is in breach thereof or has failed to perform thereunder.

(n) Neither (i) the operation of the Business, including the Use of the Products, by either Transferor, or, following the Closing, by Transferee, nor (ii) the Acquired Assets (including the Transferred Technology), did, do or will infringe or misappropriate the Intellectual Property Rights of any Person. Transferor has not received notice from any Person claiming that the operation of the Business or Use of any Product or Acquired Asset (including Products, Technology or services currently under development) infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does either the Indemnifying Stockholders or Transferor have knowledge of any basis therefor).

(o) No licenses or other consents are required from any third party to permit Transferee to operate the Business or to Use the Acquired Assets.

(p) There are no Contracts between Transferor and any other Person with respect to the Business or the Acquired Assets, including the Transferred Intellectual Property Rights, under which there is any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract, including with respect to any payments to be made or received by Transferor thereunder.

(q) Transferor does not have any currently pending claim against any third party for infringing or misappropriating any Transferred Intellectual Property Rights and, to the knowledge of each of the Indemnifying Stockholders and Transferor, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(r) Neither the Indemnifying Stockholders nor Transferor has any knowledge of any facts or circumstances that would render any of the Transferred Intellectual Property Rights invalid or unenforceable.

(s) Transferor has taken reasonable steps that are required to protect Transferor’s rights in confidential information and Trade Secrets of Transferor associated with or related to the Business, the Products, Transferred Intellectual Property Rights or the Acquired Assets.

(t) No third party possesses any copy of any Source Code to any Software that is Transferred Technology (including any Product) and Transferor shall have delivered to Transferee all copies, and Transferor shall not have retained any copy, of any Source Code to any Software that is Transferred Technology.

(u) Transferor has and enforces a policy requiring each employee and consultant of Transferor to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Schedule 5.15(u). All current and former employees and consultants of Transferor who have created or modified any of the Transferred Technology or Licensed Technology have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Transferred Technology and the Transferred Intellectual Property Rights to Transferor.

(v) No Acquired Asset or other Product, Transferred Technology or service of Transferor is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or may affect the validity, use or enforceability of the Acquired Assets.

(w) Except as provided on Schedule 5.15(w), Transferor is not required to make or accrue any royalty or other payment to any third party in connection with any of the Business, the Products, the Acquired Assets or the Transferred Intellectual Property Rights.

(x) Transferor has not distributed or licensed any Product to an end user pursuant to any form of encryption key.

(y) Neither this Agreement nor the transactions contemplated hereby, including the assignment to Transferee, by operation of law or otherwise, of any Contracts to which Transferor is a party, will result in: (i) Transferee granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Transferee; (ii) Transferee being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; or (iii) Transferee being obligated to pay any royalties or other amounts to any third party in excess of those payable by Transferee or Transferor prior to the Closing (provided, however, that neither Transferor nor the Indemnifying Stockholders are making any representations under this Section 5.15(y) with respect to any provisions set forth in any agreement between Transferee and a third party regarding the matters described in subsection (i), (ii) and (iii) above).

(z) Transferor has disclosed in writing to Transferee all information relating to any problem or issue with respect to any of the Products (or any other product, Technology or service of Transferor) which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Product (or such other product, Technology or service of Transferor). Without limiting the foregoing, there have been, and are, no claims asserted against Transferor related to the Products (or any other product, Technology or service of Transferor).

(aa) Schedule 1.1(wwww) sets forth all intellectual property of a third party or in the public domain, including open source, public source or freeware intellectual property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that was used in, incorporated into, integrated or bundled with any item of Transferred Intellectual Property Rights or Transferred Technology that is, or was, used by Transferor in its Business, or incorporated in or used in the development or compilation of any products, services or technology of Transferor.

5.16 Litigation. Except as set forth in Schedule 5.16, there is no action, suit, proceeding, claim, arbitration or any investigation pending before any court or administrative agency against Transferor (or any affiliate of Transferor or any officer, director of Transferor in their capacity as such) that relates directly or indirectly to the Business, any Product, any Acquired Asset or any Designated Employee, or that questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement. In addition, no such action, proceeding, claim, arbitration or investigation has been threatened, and neither the Indemnifying Stockholders nor Transferor is aware of any reasonable basis for any such action, suit, proceeding, claim, arbitration or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Transferor affecting the business relating to the Business, any Product, any Acquired Asset or any Designated Employee under any federal, state, local or foreign law. No Governmental Entity has at any time challenged or questioned in writing or otherwise challenged or questioned, the legal right of Transferor to conduct the Business as currently conducted or as proposed to be conducted, including the right to manufacture, offer or sell any Product. Schedule 5.16 identifies prior settled litigation of Transferor and the information set forth on such schedule is complete and accurate. Except as set forth in Schedule 5.16, Transferor (or any affiliate of Transferor or any officer, director of Transferor in their capacity as such) has not initiated or threatened to initiate any action, suit, proceeding, claim, arbitration or any investigation against any Third Party and Transferor and/or the Indemnifying Stockholders are not aware of any reasonable basis for any such action, suit, proceeding, claim, arbitration or investigation.

5.17 Insurance. There is no claim by Transferor pending under any insurance policy or fidelity bond covering the Business, the Products or the Acquired Assets. All premiums payable under all such policies and bonds have been paid, and Transferor is otherwise in compliance with the terms of such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Transferor in the jurisdictions in which Transferor operates.

5.18 Tax Matters.

(a) Transferor has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Transferor or its operations and such Tax Returns are true and correct and have been prepared in accordance with applicable law.

(b) Transferor (i) has timely paid all Taxes it is required to pay and (ii) will have timely withheld or paid (as the case may be) with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Transferor is not delinquent in the payment of any Tax, nor will there be any Tax deficiency outstanding, assessed or proposed against Transferor, nor has Transferor executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Transferor is presently in progress, nor has Transferor been notified of any request for such an audit or other examination or of any proposed adjustment to any such Return.

(e) The Indemnifying Stockholders and Transferor do not have or know of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Transferee would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Acquired Assets.

(f) There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes.

(g) Transferor has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

5.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Transferor in respect of the Business, the Products or Acquired Assets, except as granted to Transferee hereunder.

5.20 Environmental Matters.

(a) No Chemical Substance or Extremely Hazardous Substance has been used in connection with the Business, any Product or any Acquired Asset.

(b) Transferor has not transported, stored, used, manufactured, Released or exposed its employees or any other person to any Chemical Substance or Extremely Hazardous Substance in violation of any applicable statute, rule, regulation, order or law such that a claim arising therefrom is reasonably foreseeable.

(c) Transferor is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and which relate to the Business, any Product or any Acquired Asset. Transferor has not received any written notice and there is no past or present condition or practice of the Business which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Business, any Product or any Acquired Assets, arising out of the manufacture, processing, distribution, use, treatment, storage, transport, or handling, or the Release or threatened Release into the Environment, of any Chemical Substance or Extremely Hazardous Substance by Transferor with respect to the Business, any Product or any Acquired Asset.

5.21 Brokers’ and Finders’ Fees. Transferor has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.22 Employee Matters.

(a) Designated Employees. Schedule 5.22(a) contains a complete and accurate list of the Designated Employees showing for each Designated Employee: (i) all remuneration payable and other benefits provided that Transferor is bound to provide (whether at present or in the future) to each such Designated Employee, or any person connected with any such Designated Employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Transferor is a party, whether legally binding or not, (ii) the date of hire, (iii) leave status (including type of leave), (iv) visa status, and (v) whether such Designated Employee is an independent contractor or is an employee of any entity other than Transferor.

(b) Employee Plans. Schedule 5.22(b) contains an accurate and complete list of each Employee Plan, International Employee Plan and Employee Contract. Neither Transferor nor any ERISA Affiliate has any plan or commitment to establish any new Employee Plan, International Employee Plan or Employee Contract, to modify any Employee Plan or Employee Contract (except to the extent required by law or to conform any such Employee Plan or Employee Contract to the requirements of any applicable law, in each case as previously disclosed to Transferee in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan, International Employee Plan or Employee Contract.

(c) Documents. Transferor has provided to Transferee correct and complete copies of: (i) all documents embodying each Employee Plan and each Employee Contract including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the Department of Labor with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Transferor or any ERISA Affiliate; (viii) all correspondence to or from any governmental agency relating to any Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

(d) Employee Plan Compliance. (i) Each of Transferor and any ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and neither the Indemnifying Stockholders nor Transferor nor any ERISA Affiliate has any knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Transferee, Transferor or any ERISA Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or threatened by the IRS or Department of Labor with respect to any Employee Plan; and (vii) neither Transferor nor any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e) Pension Plan. Neither Transferor nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA and which is subject to Title IV of ERISA or Section 412 of the Code.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Transferor or any ERISA Affiliate contributed to or been obligated to contribute to any pension plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Transferor, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Transferor has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with such post-termination or retiree welfare benefits, except to the extent required by statute. No Employee Plan or Employment Contract provides welfare benefits that are not fully insured through an insurance contract.

(h) Health Care Compliance. To the best knowledge of Transferor and the Indemnifying Stockholders, neither Transferor nor any ERISA Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Contract, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by Transferor or any ERISA Affiliate with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. Each of Transferor and any ERISA Affiliate (i) is in material compliance (and to the best knowledge of Transferor and the Indemnifying Stockholders, each of Transferor and any ERISA Affiliate is in full compliance) in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Transferor or any ERISA Affiliates under any worker’s compensation policy or long-term disability policy.

(k) Labor. No work stoppage or labor strike against Transferor or any ERISA Affiliate is pending, threatened or reasonably anticipated. Neither the Indemnifying Stockholders nor Transferor nor any ERISA Affiliate knows of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Transferor or any ERISA Affiliate. Neither Transferor nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Transferor nor any ERISA Affiliate is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Transferor or any ERISA Affiliate.

(l) International Employee Plan. Neither Transferor nor any ERISA Affiliate has now, nor has it ever had, the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(m) WARN Act. Transferor and any ERISA Affiliate are, and have always been, in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and any similar laws or statute and neither have any liabilities pursuant to WARN or any similar law or statute.

5.23 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Transferor (so as not to trigger a Conflict), is required by or with respect to Transferor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the consents, waivers, approvals, orders, authorizations, registrations, declarations or filings listed on Schedule 5.4 to the Transferor Disclosure Schedule. All such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings listed on Schedule 5.4 to the Transferor Disclosure Schedule have been obtained or made as of or prior to the date of this Agreement.

5.24 Warranties; Defects; Liabilities. Each Product manufactured, sold, licensed, leased or delivered by Transferor, and all services performed by Transferor, have been in conformity with all applicable contractual commitments and all express and implied warranties. Except as set forth on Schedule 5.10, Transferor has no Liability (and to the knowledge of each of the Indemnifying Stockholders and Transferor, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No Product manufactured, sold, licensed, leased, or delivered by Transferor, and no service performed by Transferor, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 5.24 includes copies of the standard terms and conditions of license or services for Transferor and sets forth all Contracts under which Transferor has manufactured, sold, or licensed Products or performed services or provided any guaranty, warranty or indemnity to a third party in connection therewith which contains terms that materially deviate from such standard terms and conditions. Transferor has received no communications from any Transferor Customer concerning any warranty obligations or potential warranty obligations with respect to any services or products of Transferor.

5.25 Books and Records. The Books and Records (a) are accurate in all material respects, (b) have been maintained in accordance with applicable laws and with generally accepted practices and standards in the jurisdiction(s) in which Transferor operates and (c) are in Transferor’s possession or under its control. The Acquired Assets include all rights necessary to maintain such records, and Transferee will not be dependant upon any other rights or to enable it to continue to maintain the same consistent with the current practices of Transferor.

5.26 Notice to Creditors. There are no current or past creditors of Transferor to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

5.27 Complete Copies of Materials. Transferor has delivered or made available true and complete copies of each existing document that has been requested by Transferee or its counsel pursuant to Transferee’s due diligence requests, this Agreement and the transactions contemplated hereby.

5.28 Acquired or Licensed Assets. The Acquired Assets comprise all of the assets, properties and rights of every type and description (other than real property) used or developed by Transferor and related to, required for or used in the Business. Without limiting the foregoing, the Transferred Intellectual Property and the Transferred Technology together constitute all Intellectual Property Rights and Technology (a) used in the operation of the Business by Transferor and (b) necessary to the operation of the Business by Transferee following the Closing. None of the Excluded Assets are used in or are necessary to conduct the Business as presently conducted. Without limiting the foregoing, (i) the Acquired Assets are sufficient for Transferee to perform its obligations under the Transferred Contracts subsequent to the Closing and (ii) the Designated Employees together constitute a sufficient number of employees for Transferee to perform its obligations under the Transferred Contracts subsequent to the Closing.

5.29 Affiliate Transactions. Except as set forth on Schedule 5.29, no director or officer or former director or officer of Transferor (a) owns, directly or indirectly, on an individual or joint basis (i) any interest in any Acquired Asset or (ii) any interest (other than a passive investment in less than five percent (5%) of the outstanding voting securities of a company that is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) in any Person that is a supplier, customer or competitor of the Business, (b) serves as an officer, director or employee of any person that is a supplier, customer or competitor of the Business or (c) has received any loan from or is otherwise a debtor of or has made any loan to or is otherwise a creditor of, Transferor where such loan is secured by any of the Acquired Assets.

5.30 Accounts Receivable. The accounts receivable shown on the Closing Balance Sheet (a) arose in the ordinary course of business consistent with past practice, (b) represent bona fide claims against debtors for sales and other charges, (c) are collectible in the book amounts thereof, (d) are not subject to discount, and (e) to the best knowledge of Transferor and the Indemnifying Stockholders are not subject to any claim of offset, recoupment, setoff or counter-claim. The amounts carried for doubtful accounts and allowances disclosed in the Closing Balance Sheet were calculated in accordance with GAAP and in a manner consistent with prior periods and are sufficient to provide for any losses that may be sustained on realization of the receivables. No material amount of receivables are contingent upon the performance by Transferor of any obligation or contract other than normal warranty repair and replacement. Schedule 5.30 of the Transferor Disclosure Schedule sets forth an aging of accounts receivable of Transferor in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims, including the type and amounts of such claims.

5.31 Compliance with Certain Laws. The payment of the Consideration, including the issuance of the shares of Common Stock of Transferee in connection therewith, either directly or indirectly to Transferor or the Indemnifying Stockholders (including by means of a distribution of the assets of Transferor to the Indemnifying Stockholders in any manner whatsoever) will not violate any laws applicable to Transferee, Transferor or the Indemnifying Stockholders, including, without limitation, Executive Order 13224 Blocking Terrorist Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or the annex thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE INDEMNIFYING STOCKHOLDERS

Each of the Indemnifying Stockholders severally and not jointly hereby represents and warrants to Transferee on the date hereof and as of the Closing, as though made at the Closing, as follows:

6.1 Ownership of Company Capital Stock. Each Indemnifying Stockholder is the sole beneficial and record owner of the Transferor Capital Stock designated as being owned by such Indemnifying Stockholder opposite such Indemnifying Stockholder’s name in Schedule 5.3 of the Transferor Disclosure Schedule. Such Transferor Capital Stock is not subject to any Lien or to any right of first refusal of any kind, and such Indemnifying Stockholder has not granted any right to purchase such Transferor Capital Stock to any other person or entity. Such Transferor Capital Stock constitutes all of the Transferor Capital Stock owned, beneficially or of record, by such Indemnifying Stockholder.

6.2 Absence of Claims by the Indemnifying Stockholders. Each Indemnifying Stockholder does not have any known claim against Transferor whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

6.3 No Conflict. The execution and delivery by each Indemnifying Stockholder of this Agreement and any related agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with (a) any provision of the charter documents of such Indemnifying Stockholder if such Indemnifying Stockholder is an entity, (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Indemnifying Stockholder or any of its properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Indemnifying Stockholder or its properties or assets.

6.4 Authority. Each Indemnifying Stockholder that is an entity has all requisite power and authority and each Indemnifying Stockholder that is an individual has capacity to enter into this Agreement and any related agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreements to which such Indemnifying Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of such Indemnifying Stockholder and no further action is required on the part of such Indemnifying Stockholder to authorize the Agreement and any related agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the related agreements to which such Indemnifying Stockholder is a party has been duly executed and delivered by such Indemnifying Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Indemnifying Stockholder, enforceable against each such party in accordance with their respective terms.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represent and warrant to Transferor that on the date hereof and as of the Closing, as though made at the Closing, as follows:

7.1 Organization and Standing. Transferee is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

7.2 Authority. Transferee has all requisite corporate power and authority to enter into this Agreement, the Collateral Agreements and the Registration Rights Agreement required to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Transferee. This Agreement has been duly executed and delivered by Transferee and constitutes a valid and binding obligation of Transferee, enforceable against Transferee in accordance with its terms.

7.3 Stock Consideration. All of the Closing Stock Consideration and Earn-Out Shares issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable. The Closing Stock Consideration and Earn-Out Shares, when issued in accordance with and pursuant to this Agreement, will not be subject to any transfer restrictions under (a) any provision of the Certificate of Incorporation and Bylaws, each as amended through the date hereof, of Transferee, or (b) any Contract to which Transferee is a party (other than this Agreement and the trading policies of Transferee).

7.4 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both) (a) any provision of the Certificate of Incorporation and Bylaws, each as amended through the date hereof, of Transferee or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Transferee or their properties or assets, except in each case where such conflict, violation or default will not have a material adverse effect on the legality, validity or enforceability of Transferee’s obligations under this Agreement.

7.5 SEC Documents; Transferee Financial Statements. Transferee has furnished or made available to Transferor true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) for all periods subsequent to December 31, 2002, all in the form so filed (all of the foregoing being collectively referred to as the “SEC Documents”); provided, that any SEC Document shall be deemed to include all amendments to such document through the date hereof. To Transferee’s knowledge, as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To Transferee’s knowledge, the financial statements of Transferee, including the notes thereto, included in the SEC Documents (the “Transferee Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Transferee at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no material change in Transferee accounting policies except as described in the notes to the Transferee Financial Statements.

ARTICLE VIII

SECURITIES ACT COMPLIANCE; REGISTRATION

8.1 Securities Act Exemption. The Closing Stock Consideration and the Earn-Out Shares issuable pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemption from the registration requirements of Section 5 thereof set forth in Section 4(2) of the Securities Act.

8.2 Stock Restrictions. In addition to any legend imposed by applicable state or foreign securities laws, the certificates for the Closing Stock Consideration issuable pursuant to Article III and the Earn-Out Shares issuable pursuant to Article XII of this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Transferee’s transfer agent), stating substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH OFFER, SALE OR TRANSFER OR (II) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT FOR SUCH OFFER, SALE OR TRANSFER IS AVAILABLE. THIS CERTIFICATE MUST BE SURRENDERED TO THE CORPORATION OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

8.3 Representations, Warranties and Covenants Regarding Securities Law Matters. Transferor and the Indemnifying Stockholders hereby represent, warrant and covenant to Transferee with respect to the issuance of the Closing Stock Consideration and the Earn-Out Shares to Transferor (which share issuances may be made directly to the Indemnifying Stockholders on the basis of their proportionate interest in Transferor Capital Stock) as follows:

(a) Transferor and the Indemnifying Stockholders are each resident in the United States of America.

(b) Transferor, the Indemnifying Stockholders, and each beneficiary, registered shareholder and trustee of Enterprise Trust I and Enterprise Trust II, are sophisticated investors and are fully capable of evaluating the merits and risks of its investment in Transferee and each has the capacity to protect their own interests

(c) The Transferor and each of the Indemnifying Stockholders, and each beneficiary, registered shareholder and trustee of Enterprise Trust I and Enterprise Trust II, is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

(d) Transferor and the Indemnifying Stockholders are acquiring the Closing Stock Consideration and the Earn-Out Shares for investment for their own account, not as a nominee or agent (provided that John S. Zis is the sole nominee of the entity Indemnifying Stockholders), and not with the view to, or for resale in connection with, any distribution thereof except as permitted under the Registration Rights Agreement. Transferor and the Indemnifying Stockholders understand that the Closing Stock Consideration and the Earn-Out Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Transferor’s and the Indemnifying Stockholders’ representations as expressed herein.

(e) Transferor and the Indemnifying Stockholders acknowledge that the Closing Stock Consideration and the Earn-Out Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. They are aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Transferee, the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

(f) Transferor and the Indemnifying Stockholders have had an opportunity to discuss Transferee’s business, management and financial affairs with its management. It has also had an opportunity to ask questions of officers of Transferee, which questions were answered to its satisfaction.

(g) Transferor and the Indemnifying Stockholders will not sell, transfer or otherwise dispose of any Closing Stock Consideration or Earn-Out Shares unless (i) the offer and sale of the Earn-Out Shares is registered under the Securities Act, or (ii) in the opinion of counsel, reasonably satisfactory to Transferee and its counsel, an exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Earn-Out Shares and can be made in compliance with the Securities Act and the rules and regulations thereunder and applicable state or foreign securities laws.

8.4 Registration Rights. Transferee agrees that the Indemnifying Stockholders shall be entitled, with respect to the Closing Stock Consideration, to the registration rights set forth in the Registration Rights Agreement substantially in the form attached hereto as Exhibit E (“Registration Rights Agreement”).

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement between Transferee and Transferor dated June 13, 2003 (the “Nondisclosure Agreement”). By the execution of this Agreement, Transferee agrees to be bound by and shall receive the benefits of the Nondisclosure Agreement as if it was an original party to the Nondisclosure Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Nondisclosure Agreement or in any other agreement to which the parties hereto are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons and entities, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name or other identifying information or sensitive business information of any person or entity unless such information is necessary to understand the tax structure or tax treatment of the transactions, and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. Notwithstanding the foregoing, Transferee shall be permitted to publicly file a copy of this Agreement with Transferee’s Exchange Act reports so as to comply with its reporting obligations under the U.S. federal securities laws following the Closing.

9.2 Public Disclosure. Transferor shall not issue any statement or communication to any third party (whether or not in response to an inquiry) regarding, or discuss with any third party, the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the negotiation, execution or termination of this Agreement and the reasons therefor, without the consent of Transferee. Promptly following the signing of this Agreement, Transferee shall issue a press release announcing the closing of the transaction contemplated by this Agreement.

9.3 Consents. Subject to the provisions set forth in Section 2.8, Transferor shall use its best efforts to obtain the consents, waivers and approvals under any of the Transferred Contracts or under any contractual restrictions relating to the Transferred Assets that are necessary to permit the transfer of such Transferred Contracts or Transferred Assets to Transferee as may be required in connection with this Agreement. Transferee shall cooperate in Transferor’s efforts to obtain such consents, waivers and approvals.

9.4 Legal Requirements. Each of Buyer, and Seller will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement, the Collateral Agreements and the Registration Rights Agreement and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Collateral Agreements.

9.5 Additional Documents and Further Assurances. At any time or from time to time after the Closing, at Transferee’s request and without any further consideration, Transferor shall: (a) execute and deliver to Transferee such other instruments of sale, transfer, conveyance, assignment and confirmation; (b) provide such materials and information; and (c) take such other actions, as Transferee may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Transferee, to confirm Transferee’s title to, all of the Acquired Assets, and, to the full extent permitted by law, to put Transferee in actual possession and operating control of the Acquired Assets and to assist Transferee in exercising all rights with respect thereto, and otherwise to cause Transferor to fulfill its obligations under this Agreement and the Collateral Agreements.

9.6 Covenants Regarding Designated Employees.

(a) Transferee shall give each Designated Employee an offer letter, to be effective as of the Closing Date, in substantially the form attached hereto as Exhibit B (“Offer Letter”), upon proof evidencing a legal right to work in the United States. Such Offer Letters will (i) have terms, including the position, salary and responsibilities of such employee, (ii) supersede any prior employment agreements and other arrangements with such Designated Employee in effect prior to the Closing Date and (iii) shall provide for an option grant to such employee, subject to approval by the Board of Transferee, as set forth on the attached Schedule 9.6(a), and (iv) contain a non-competition provision in favor of Transferee applicable upon termination of employment. Transferor shall use best efforts to encourage each Designated Employee to accept the Offer Letter given to such Designated Employee. Transferor shall provide Transferee with reasonable access to the Designated Employees prior to the Closing Date in order to, among other things, deliver Offer Letters and provide information about Transferee to such Designated Employees. Any offer of employment is contingent upon such Designated Employee’s proof evidencing a legal right to work in the United States.

(b) Immediately prior to the Closing, for each Designated Employee who does not terminate employment with Transferor prior to or effective as of the Closing Date, Transferor shall terminate (i) the employment of such Designated Employees, and (ii) all Employee Contracts and any other arrangements with the Designated Employees. As of the Closing, Transferor shall have paid to the Designated Employees any and all Liabilities relating to or arising out of their employment or termination of employment, including any payments and benefits due to such Designated Employees pursuant to accrued wages, salary, vacation, bonus, commission or other forms of compensation and shall pay to the appropriate taxing authorities on or before the date due any amounts required to be deposited with respect to such payments.

(c) From and after the Closing, Transferor shall assume or retain, as the case may be, and be solely responsible for all Liabilities arising under, resulting from or relating to the Employee Plans, International Employee Plans, and Employee Contracts or otherwise relating to Transferor’s employment of or termination of the Employees (including the Designated Employees), whether incurred before, on or after the Closing (the “Employment Liabilities”). From and after the Closing, Transferee shall be solely responsible for all Liabilities arising under, resulting from or relating to Transferee’s employment or termination of the Designated Employees, except for Employment Liabilities.

(d) As soon as practicable following the Closing Date, Designated Employees shall be eligible to receive benefits consistent with Transferee’s human resources policies in effect from time to time. Nothing in this Section 9.6 shall be construed to entitle any Designated Employee to continue his or her employment with Transferee or any affiliate of Transferee for any period of time and the employment of all Designated Employees shall be terminable “at-will.”

(e) In the event any Designated Employee requires an H-1B visa to work in the United States, Transferor will not be responsible for all actions and costs associated with transferring any H-1B nonimmigrant visas for the Designated Employees from Transferor to Transferee after Closing, including (a) filing, to the extent necessary, a Labor Condition Application with the U.S. Department of Labor or a Form I-129, Petition for Nonimmigrant Worker, with H Supplement, and supporting documentation with the Immigration and Naturalization Service and (b) paying any transfer fees or associated costs or expenses therewith.

9.7 401(k) Plan. Transferor shall have made arrangements with the applicable trustee(s) and Manulife Financial (the “Service Provider”) to complete the termination of the Nexus Technology, Inc. 401(k) Plan (the “Plan”), including, but not limited to, the distribution of assets from such Plan and the filing of all necessary annual returns (the “401(k) Termination”). The Service Provider has prepared a letter agreement whereby it agrees to complete the 401(k) Termination and acknowledge the receipt of all fees necessary to complete the 401(k) Termination. Transferor has provided Transferee with a copy of such letter agreement. The Board of Directors of Transferor shall have approved the termination of the Plan.

9.8 Non-transferability of Rights to Earn-Out Shares. The Indemnifying Stockholders and Transferor each hereby agree and acknowledge that Transferor’s right to receive any Earn-Out Shares shall not be transferable to any Person.

9.9 Attorney-in-Fact. Effective on the Closing Date, Transferor hereby constitutes and appoints Transferee the true and lawful attorneys of Transferor, with full power of substitution, in the name of Transferor, Transferee, but on behalf of and for the benefit of Transferee: (a) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Transferee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (c) to defend or compromise any or all Actions or Proceedings in respect of any of the Acquired Assets; and (d) to do all such acts and things in relation to the matters set forth in the preceding clauses (a) through (c) as Transferee shall deem desirable; provided, however, that if any of the actions authorized by this Section 9.9 could reasonably be determined to result in liability of Transferor or in a claim for indemnification by Transferee against Transferor, then Transferee shall not take any such actions without complying with the procedures set forth in Article XII of this Agreement. Transferor hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Transferor shall deliver to Transferee at the Closing an acknowledged power of attorney to the foregoing effect executed by Transferor.

9.10 Tax Matters.

(a) Responsibility for Taxes and Tax Returns.

(i) Subject to Section 9.10(a)(ii) below, Transferor will be responsible for the preparation and filing of all Tax Returns of Transferor (including Tax Returns required to be filed after the Closing Date), to the extent such Tax Returns include or relate to Transferor’s operation of the Business or Transferor’s use or ownership of the Products or Acquired Assets on or prior to the Closing Date. Transferor’s Tax Returns to the extent they relate to the Business Products or Acquired Assets shall be true, complete and correct and prepared in accordance with applicable law. Transferor will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Acquired Assets or the Business.

(ii) Transferee will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Transferee’s ownership or use of the Acquired Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Transferee’s Tax Returns, to the extent they relate to the Acquired Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all respects. Transferee will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Acquired Assets or the Business.

(iii) Transferor shall indemnify Transferee against all Losses for Taxes of Transferee that relate to the operation of the Business or the use or ownership of the Products or Acquired Assets and are attributable to any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date (a “Pre-Closing Period”).

(iv) Transferee shall indemnify Transferor against all Losses for Taxes of Transferor that relate to (A) the operation of the Business or (B) the Transferee’s use or ownership of the Products or Acquired Assets; provided such Losses are attributable to any taxable period or portion of a period that begins after the Closing Date (a “Post-Closing Period”), except to the extent that such Losses for Taxes are attributable to any breach of a representation or warranty relating to Taxes.

(v) With respect to any taxable period or portion of a period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), Losses for Taxes that relate to the operation of the Business or the use or ownership of the Products or Acquired Assets will be allocated between the Pre-Closing and the Post-Closing Periods by closing the books at the end of the Closing Date; provided, however, that Tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, shall be allocated by apportioning a pro rata portion of such Taxes to each day in the relevant Straddle Period.

(b) Cooperation. To the extent relevant to the Business or the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit, examination, or other proceeding relating to Taxes. Transferor will have the right to control the handling and disposition of any such tax proceeding relating to the Pre-Closing Period Taxes for which Transferor is liable under this Agreement, provided, however, Transferor may not settle any matter if such settlement could adversely affect the Transferee without the consent of Transferee (which consent shall not be unreasonably withheld). Transferor will keep Transferee fully informed in a timely manner as to the status and resolution of any tax proceeding that could adversely affect the Transferee. Transferee and Transferor will bear respective costs and expenses in connection with any tax proceeding. Except as stated herein, Transferor shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Transferor of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records until the earlier of (i) six (6) years after Closing or (ii) the expiration of the applicable statute of limitations, without the prior written consent of Transferee. All such records, information and Tax returns shall be deemed to be proprietary information protected by the Nondisclosure Agreement and the parties agree that as to this information the term of the Nondisclosure Agreement shall continue until the later of (i) six (6) years after Closing or (ii) the expiration of the applicable statue of limitations.

(c) Employee Withholding. Transferor shall prepare and furnish to each of the Designated Employees a Form W-2 that shall reflect all wages and compensation paid to the Designated Employees for that portion of the calendar year in which the Closing Date occurs during which the Designated Employees were employed by Transferor and were employed in connection with the operation of the Business. Transferor shall furnish to Transferee the Forms W-4 and W-5 of each Designated Employee. Transferee shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. It is the intent of the parties hereunder that the obligations of Transferee and Transferor under this Section 9.10(c) shall be carried out in accordance with Section 5 of Revenue Procedure 96-60.

(d) All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne solely by Transferor. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

(e) Each party hereto shall use its commercially reasonable efforts to cause the asset transfer and plan of reorganization to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be likely to prevent the transactions contemplated hereby from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

9.11 Change of Transferor’s Name. As soon practicable following the Closing (and in any event before the date 15 days after the Closing Date), Transferor shall take all actions necessary to change the name of Transferor.

9.12 Release of Liens. Transferor shall use its commercially reasonable efforts to file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Transferee, that are necessary or appropriate to effect the release of all Liens set forth on Schedule 10.1(b) to this Agreement.

9.13 Termination/Modification of Agreements. Transferor shall use its commercially reasonable efforts to (a) terminate each of the agreements listed on Schedule 10.1(a)(i) or (b) modify those agreements listed on Schedule 10.1(a)(ii) in the manner set forth therein.

9.14 Financial Statements. Transferor shall, and shall cause its independent auditors to, cooperate with and assist Transferee and its independent auditors in the preparation of financial statements of Transferor sufficient for the requirements of the U.S. Securities and Exchange Commission to enable Transferee to timely comply with its reporting obligations under the U.S. federal securities laws following the Closing and to meet the Transferee’s internal reporting requirements. Transferor shall be responsible to ensure that the preparation of the financial statements of Transferor, and any audit required related thereto, sufficient for the requirements of the U.S. Securities and Exchange Commission is made in a timely fashion and John Zis agrees to be responsible to ensure that this occurs and to manage this process to conclusion. Transferee’s consent to the use of an auditing firm shall be required prior to the engagement of such firm for the above purpose. All costs incurred in complying with this Section 9.14, including auditor’s costs and others, shall be borne by Transferee.

9.15 Payment of Debts. Transferor agrees to pay all of its outstanding indebtedness as such indebtedness may become due and shall not distribute, by way of dividend or otherwise, any cash or property to its stockholders unless (i) the sum of the assets of the Transferor are equal to or greater than the aggregate liabilities of the Transferor, as determined in accordance with GAAP and (ii) the Transferor is not delinquent on payments due on any of its then outstanding indebtedness.

ARTICLE X

CLOSING DELIVERABLES

10.1 Deliverables of Transferor. The obligation of Transferee to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing executed by Transferee:

(a) Termination or Modification of Agreements. Transferor shall have terminated each of those Contracts listed on Schedule 10.1(a)(i) to this Agreement and each such Contract shall be of no further force or effect. Transferee shall have modified those agreements listed on Schedule 10.1(a)(ii) to this Agreement in the manner set forth on such schedule.

(b) Release of Liens. Transferee shall have received from Transferor a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Transferee, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 10.1(b) to this Agreement.

(c) Certificate of Transferor. Transferee shall have received a certificate, validly executed by the Chief Executive Officer of Transferor for and on Transferor’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Indemnifying Stockholders and Transferor in this Agreement are true and correct except as would not individually or in the aggregate (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifications set forth therein) have a Material Adverse Effect;

(ii) Transferor shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Transferor as of the Closing;

(iii) there shall be no Action or Proceeding of any nature pending or threatened against (i) the Indemnifying Stockholders or Transferor, or its properties or any of its officers or directors, arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business, the Products, the Acquired Assets or the Designated Employees; and

(iv) there shall not have occurred any event or condition of any character (including without limitation any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement.

(d) Certificate of Secretary of Transferor. Transferee shall have received a certificate, validly executed by the Secretary of Transferor, certifying as to (i) the terms and effectiveness of the Transferor Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of Transferor approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) the valid receipt of approval by the stockholders of Transferor of this Agreement and the transactions contemplated hereby

(e) Good Standing. Transferee shall have received certificates of good standing issued by the Secretary of State of the State of Illinois and the Franchise Tax Board of Illinois as well as for each other state where the Transferee is authorized to do business;

(f) Deliveries. Transferor shall have delivered to Transferee executed copies of the Collateral Agreements and shall have delivered, transferred, assigned or licensed (as the case may be) all of the Acquired Assets as set forth in Article II and Article IV hereof.

(g) Legal Opinion. Transferee shall have received from Transferor’s Counsel, addressed to it, a legal opinion in substantially the form attached hereto as Exhibit C.

(h) WSGR Legal Opinion. Transferee shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, P.C. to the effect that the asset transfer contemplated by this Agreement will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, counsel may rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

(i) Noncompetition Agreements. Dean Adamopoulos and John S. Zis shall have each delivered to Transferee an executed Noncompetition Agreement in the form attached hereto as Exhibit D-1 and Jeff Devine and Sabir Kapasi shall have delivered to Transferee an executed Noncompetition Agreement in the form attached hereto as Exhibit D-2, and such agreements will be in full force and effect.

(j) Registration Rights Agreement. Transferee shall have received from Transferor an executed Registration Rights Agreement, a form of which is attached hereto as Exhibit E.

10.2 Deliverables of Transferee. The obligations of Transferor to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Transferor:

(a) Legal Opinion. Transferor shall have received from Transferor’s Counsel on or prior to the Closing, addressed to it, a legal opinion to the effect that the asset transfer contemplated by this Agreement will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinions, counsel may rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

(b) Collateral Agreements and Registration Rights Agreement. Transferee shall have delivered to Transferor executed copies of each Collateral Agreement required to be executed by it.

(c) Certificate of Transferee. Transferor shall have received a certificate, validly executed by an officer of Transferee for and on its behalf, to the effect that, as of the Closing:

(i) The representations and warranties of Transferee in this Agreement are true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, except as would not individually or in the aggregate (without giving effect to any limitation as to “materiality,” “material adverse effect” or similar qualifications set forth therein) have a material adverse effect on the legality, validity or enforceability of Transferee’s obligations under this Agreement; and

(ii) Transferee shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Transferee as of the Closing.

ARTICLE XI

ESCROW

11.1 Escrow Fund. At the Closing, by virtue of this Agreement and as partial security for indemnity obligations provided for in Article XI hereof, Transferee shall deposit with the Escrow Agent, by check or wire transfer the Escrow Cash to be deposited in the Escrow Fund, which deposit, together with any accrued interest, will constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate Transferee for any Losses incurred by Transferee, and each of Transferee’s officers, directors and affiliates pursuant to the indemnification provisions set forth in Article XII hereof. Transferee shall not be entitled to receive any payments for Losses from the Escrow Fund unless and until an Officer’s Certificate identifying such Loss has been delivered to Transferor and to the Escrow Agent as provided in Section 12.4 hereof, and either there is no objection thereto or any objection has been resolved in accordance with the provisions of Section 12.5 hereof. In such case, Transferee may recover from the Escrow Fund all Losses for which there is no objection or any objection has been resolved in accordance with the provisions of Section 12.5.

11.2 Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately after the Closing and shall terminate at 5:00 p.m. (California Time) on that date which is six (6) months after the Closing (the “Escrow Period”), except as provided in Section 11.3 below.

11.3 Distributions of Escrow Fund. If no Officer’s Certificate pertaining to unsatisfied claims is delivered to the Escrow Agent at or prior to the termination of the Escrow Period, upon termination of the Escrow Period, the Escrow Agent, without further authorization or instruction, shall promptly distribute the remainder of the Escrow Fund to Transferor; provided, however, that such amount (or the portion thereof) that is necessary in the reasonable judgment of Transferee, subject to the objection of Transferor and the subsequent arbitration of the matter in the manner provided in Section 12.5 hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of the Escrow Period and as are specified in an Officer’s Certificate delivered to the Escrow Agent prior to the termination of such Escrow Period, may be retained in the Escrow Fund after termination of the Escrow Period. As soon as any or all such claims have been resolved as evidenced by written notice delivered by Transferee to the Escrow Agent, the Escrow Agent shall deliver to Transferor the remaining portion of the Escrow Fund that is not required to satisfy such claims.

11.4 Protection of the Escrow Fund.

(a) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Agreement.

(b) The Escrow Fund shall be invested in a US Bank Business Money Market Account that is FDIC insured.

(c) Any interest paid on the Escrow Fund shall be added to the Escrow Fund and deemed a part thereof. Transferee shall be liable for any Taxes with respect to income earned on the Escrow Fund.

(d) Until distributed to the Transferor in accordance with this Article XI (if at all), the Escrow Fund, and any interest paid on the Escrow Fund, shall remain the property of Transferee.

11.5 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Article XI and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of each of Transferee and Transferor, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any person other than the parties hereto, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold any cash remaining in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all cash and documents held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(g) Transferee on the one hand, and Transferor and Indemnifying Stockholders, on the other hand, agree, jointly and severally, to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any claims or litigation arising from this Agreement or involving its subject matter, except for losses, claims, damages, liabilities and expenses arising from the gross negligence or willful misconduct on the part of the Escrow Agent.

(h) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: Transferee, on the one hand, and Transferor, on the other hand, shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

11.6 Fees. Except as provided below, all fees of the Escrow Agent for performance of its duties hereunder shall be borne by Transferee. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, and expenses occasioned by such default, delay, controversy or litigation and such fees shall be initially borne by the party who initiated the default, delay, litigation or controversy, but the prevailing party in any such litigation, controversy, etc. shall be entitled to be paid and reimbursed by the other party for any such costs, fees and expenses.

11.7 Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

12.1 Survival of Representations and Warranties. The representations and warranties of the Indemnifying Stockholders and Transferor contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the 18-month anniversary of the Closing Date, provided, however, that the representations and warranties contained in Section 5.18 hereof (Tax Matters) shall survive until the expiration of the applicable statute of limitations on assessment and that any breach of a covenant or representation or warranty resulting from fraud, gross negligence or willful misconduct shall survive indefinitely (the expiration of such 18-month or longer period, as applicable, the “Survival Date”). The representations and warranties of Transferee contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on that date which is 6 months after the Closing Date.

12.2 Indemnification.

(a) Transferor and Indemnifying Stockholder Indemnification. The Indemnifying Stockholders and Transferor hereby jointly and severally agree to indemnify and hold Transferee, and each of Transferee’s officers, directors and affiliates, harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by such Persons, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Indemnifying Stockholders or Transferor contained in this Agreement or in any certificate, instrument, or other document delivered by the Indemnifying Stockholders or Transferor pursuant to this Agreement (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifications set forth therein), (ii) any failure by Transferor to perform or comply with any covenant applicable to it contained in this Agreement or the Collateral Agreements, (iii) any Excluded Liabilities, (iv) any failure of Transferor to comply with any applicable bulk transfer laws with respect to the transactions contemplated hereby, (v) those maters set forth in Section 9.10(a)(iii), and (vi) those matters set forth on Schedule 12.2(a).

(b) Transferee Indemnification. Transferee hereby agrees to indemnify and hold Transferor, and each of Transferor’s officers, directors and affiliates, harmless against all Losses incurred or sustained by Transferor as a result of any breach or inaccuracy of a representation or warranty of Transferee contained in this Agreement (without giving effect to any limitation as to “materiality,” “material adverse effect,” “Material Adverse Effect” or similar qualifications set forth therein); provided, however, that for purposes of Transferee’s indemnification obligations under this Section 12.2(b), no Loss may be asserted against Transferee hereunder unless (i) there has been a decrease in the closing price of the Closing Stock Consideration received by Transferor that is caused directly by a breach of a representation or warranty of Transferee contained in this Agreement, and (ii) the per share price of Transferee’s Common Stock as reported by the Nasdaq National Market both on the date a claim for Losses is made by Transferor and on the date indemnification is made by Transferee, is below $2.77. Transferor shall also be entitled to those indemnification rights set forth in Section 9.10(a)(iv). The Indemnifying Stockholders and Transferor each hereby agree and acknowledge that any indemnification rights such parties may have pursuant to this Section 12.2(b) shall not assignable or otherwise transferable to any Person.

12.3 Order of Claims for Losses by Transferee. The amount of any Losses (except in the case of fraud, gross negligence or willful misconduct) shall be recoverable by Transferee (a) first, through recourse to the Escrow Fund in accordance with Section 12.4, and (b) second, by either (at the sole discretion of the Transferee) (i) reducing the amount of any Earn-Out Payment to which Transferor is entitled pursuant to Article XIII, and/or (ii) proceeding against the Indemnifying Stockholders and/or Transferor directly. Notwithstanding the foregoing, in the case of fraud, gross negligence or willful misconduct, Transferee may seek any remedy to which it is entitled under law or equity.

12.4 Indemnification Procedure. If Transferee seeks indemnification under this Section 12.2(a) or Section 2.8(c), Transferee shall deliver an Officer’s Certificate to Transferor and the Stockholder Representative (and the Escrow Agent, if the Escrow Period has not expired). Transferor or the Stockholder Representative may object to any such claim by Transferee by delivering written notice to Transferee (and the Escrow Agent, if the Escrow Period has not expired) specifying the basis for such objection within 30 days following receipt by Transferor and the Stockholder Representative of notice from Transferee regarding such claim. If Transferor seeks indemnification under this Section 12.2(b), Transferor shall deliver an Officer’s Certificate to Transferee. Transferee may object to any such claim by Transferor by delivering written notice to Transferor specifying the basis for such objection within 30 days following receipt by Transferee of notice from Transferor regarding such claim. If no such objection is made within the 30-day period, Transferee, on the one hand, and Transferor, on the other, may recover Losses without further consent or approval required of the Stockholder Representative, the Indemnifying Stockholders or Transferor, on the one hand, or Transferee, on the other. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Transferee or by the Selling Stockholder, as the case may be, and such Officers Certificate shall (i) state that the party against whom indemnification is sought has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specify in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the claim for indemnification (e.g., a misrepresentation or breach of covenant).

12.5 Resolution of Conflicts; Arbitration.

(a) In case Transferor or the Stockholder Representative, on the one hand, or Transferee, on the other, shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses within 30 days after delivery of such Officer’s Certificate, the

Stockholder Representative, Transferor and Transferee shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Transferor and Transferee should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if appropriate, delivered to the Escrow Agent, at which time the claim shall be promptly paid or expensed, as the case may be.

(b) If no such agreement can be reached after good faith negotiation and prior to 60 days after delivery of an Officer’s Certificate, the Stockholder Representative, Transferee or Transferor may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Transferee, the Stockholder Representative and Transferor. In the event that, within 30 days after submission of any dispute to arbitration, Transferee, the Stockholder Representative and Transferor cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Transferee and Transferor shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If Transferor does not select an arbitrator during this 15 day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Transferee.

(c) Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

12.6 Third-Party Claims.

(a) Transferor Indemnification. In the event Transferee becomes aware of a third-party claim that Transferee reasonably believes may result in a demand for indemnification pursuant to this Section 12.6(a), Transferee shall notify Transferor and the Stockholder Representative of such claim, and Transferor and the Stockholder Representative shall be entitled, at their expense, to participate in and be involved in, but not to determine or conduct, the defense of such claim. Transferee shall have the right, in its sole discretion, to conduct the defense of and settle any such claim; provided, however, that except with the consent of Transferor and the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative and Transferor have consented to any such settlement, the Indemnifying Stockholders and Transferor shall have no power or authority to object under any provision of this Article XII to the amount of any claim by Transferee against the Indemnifying Stockholders or Transferor with respect to such settlement.

(b) Transferee Indemnification. In the event Transferor becomes aware of a third-party claim that Transferor reasonably believes may result in a demand for indemnification pursuant to this Section 12.2(b), Transferor shall notify Transferee of such claim, and Transferee shall be entitled, at its expense, to assume the defense of such third-party claim. If Transferee does not assume the defense of such third-party claim, Transferor shall have the right, in its sole discretion, to conduct the defense of and settle any such claim; provided, however, that except with the consent of Transferee, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that Transferee has consented to any such settlement, the Transferee shall have no power or authority to object under any provision of this Article XII to the amount of any claim by Transferor against the Transferee with respect to such settlement.

12.7 Stockholder Representative.

(a) Each of the Indemnifying Stockholders hereby agree to appoint John S. Zis as their exclusive agent and attorney-in-fact, as the “Stockholder Representative” for and on behalf of the Indemnifying Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Stockholder or by any such Indemnifying Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by a majority-in-interest of the Indemnifying Stockholders from time to time upon not less than 30 days prior written notice to Transferee. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority-in-interest of the Indemnifying

Stockholders (based on their holdings in capital stock of Transferor). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 14.1 and Section 14.2 hereof, shall constitute a decision of the Indemnifying Stockholders and shall be final, binding and conclusive upon the Indemnifying Stockholders; and the Escrow Agent and Transferee may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Stockholders. The Escrow Agent and Transferee are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE XIII

EARN-OUT ARRANGEMENTS

13.1 Earn-Out Payments; Obligation to Pay Additional Consideration.

(a) Obligation to issue Earn-Out Shares. Transferee shall issue the Earn-Out Shares to Transferor as part of the consideration for the Acquired Assets in accordance with this Article XIII, provided, however, that Transferee shall have no obligation to issue Earn-Out Shares to Transferor pursuant to this Agreement in the event that, prior to January 30, 2005, Dean Adamopoulos voluntarily terminates his employment with Transferee other than for Good Reason (defined below) or Transferee terminates Dean Adamopoulos for Cause (defined below).

(b) Distribution of Earn-Out Shares. Unless a dispute has arisen with respect to the Earn-Out Payment to which Section 13.5 applies, Transferee shall release and distribute the Earn-Out Shares that become distributable to Transferor pursuant to this Article XIII, if any, within fifteen (15) business days after January 31, 2005 (the date of such issuance, the “Earn-Out Payment Date”).

(c) No Fractional Shares. No fraction of a share of Transferee Common Stock shall be issued in payment of the Earn-Out Shares, but in lieu thereof Transferor shall be entitled to receive an amount of cash determined by multiplying the Average Closing Price for Transferee Common Stock by the fractional share interest to which such holder would otherwise be entitled.

The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(d) No Assignment. There shall be no assignment of the right to receive any portion of the Earn-Out Shares by Transferor other than by operation of law.

13.2 Definitions. For purposes of this Article XIII, the following terms shall have the following meanings:

(a) “Good Reason” means, without Dean Adamopoulos’ written consent, a reduction of his total annual compensation below $180,000; provided, however, that notwithstanding the foregoing, a reduction in compensation related to (i) an internal reorganization of Transferee or a division of Transferee that effects similarly situated employees of Transferee relative to Dean Adamopoulos, or (ii) a company or division wide base salary reduction applicable to similarly situated employees, shall not constitute “Good Reason.”

(b) “Cause” as determined in the discretion of Transferee, means (i) an act of dishonesty made by Dean Adamopoulos in connection with his employment with Transferee, (ii) Dean Adamopoulos’ conviction of, or plea of nolo contendere to, any felony, or to any crime involving fraud, dishonesty or moral turpitude, (iii) Dean Adamopoulos’ gross misconduct (such as by repeated absenteeism, chronic alcoholism or other substance abuse) or material violation of policies of Transferee, (iv) Dean Adamopoulos’ violation of his reasonable employment duties after he has received a written demand for performance (other than required attainment of financial goals) from Transferee that specifically sets forth the factual basis for Transferee’s belief that Dean Adamopoulos has not substantially performed his employment duties, (v) Dean Adamopoulos’ repeated refusal to perform or substantial disregard of duties properly assigned by Transferee and reasonable in light of Dean Adamopoulos’ position, or (vi) a material breach by Dean Adamopoulos as an Indemnifying Stockholder or by Transferor of any of the representations, warranties, covenants or agreements contained in this Agreement. Transferee acknowledges and agrees that in the event Dean Adamopoulos takes three (3) consecutive weeks vacation outside the United States a year, this shall not be deemed to be grounds to terminate his employment for “Cause” hereunder.

(c) “Quarterly Revenue Amount” shall mean Transferee’s revenue, as determined in accordance with GAAP and Transferee’s internal accounting policies in effect for such quarterly period, for the 3-month period ending December 31, 2004 derived from the Transferor Customers and Prospects; provided, that for the purposes of calculating the “Quarterly Revenue Amount” only those Contracts with Transferor Customers and Prospects that generate positive income for Transferee, as determined in accordance with Transferee’s internal accounting policies in effect for such quarterly period, shall be included in such calculation.

(d) “Transferor Customers and Prospects” shall mean those customers and prospective customers of Transferor identified on Schedule 13.2(d).

(e) “$2.0 Million Revenue Earn-Out Milestone” means that the Quarterly Revenue Amount shall be equal to or greater than $2,000,000 but less than $2,700,000.

(f) “$2.7 Million Revenue Earn-Out Milestone” means that the Quarterly Revenue Amount shall be equal to or greater than $2,700,000 but less than $3,000,000.

(g) “$3.0 Million Revenue Earn-Out Milestone” means that the Quarterly Revenue Amount shall be equal to or greater than $3,000,000.

(h) “Earn-Out Milestones” means the $2.0 Million Revenue Earn-Out Milestone, the $2.7 Million Revenue Earn-Out Milestone and the $3.0 Million Revenue Earn-Out Milestone.

13.3 Earn-Out Achievement. The Earn-Out Shares shall be issued to Transferor (the “Earn-Out Payment”) upon Transferee’s attainment of specified milestones as follows (provided, however, that if the Quarterly Revenue Amount shall equal or exceed $2,000,000, then Transferor shall be entitled to receive the specified Earn-Out Payment applicable to the Quarterly Revenue Amount described under subsections (a), (b) or (c), below; for greater certainty, in no event shall Transferor be entitled to more than one Earn-Out Payment):

(a) $2.0 Million Revenue Earn-Out. A number of shares of Transferee Common Stock equal to $1,000,000 divided by the greater of (i) the Average Closing Price or (ii) $1.30, shall be released and distributed to Transferor if Transferee achieves the $2.0 Million Revenue Earn-Out Milestone.

(b) $2.7 Million Revenue Earn-Out. A number of shares of Transferee Common Stock equal to $1,600,000 divided by the greater of (i) the Average Closing Price or (ii) $1.30, shall be released and distributed to Transferor if Transferee achieves the $2.7 Million Revenue Earn-Out Milestone.

(c) $3.0 Million Revenue Earn-Out. A number of shares of Transferee Common Stock equal to $2,000,000 divided by the greater of (i) the Average Closing Price or (ii) $1.30, shall be released and distributed to Transferor if Transferee achieves the $3.0 Million Revenue Earn-Out.

(d) Failure to Achieve Milestones. If the Quarterly Revenue Amount does not equal or exceed $2,000,000 (for whatever reason), Transferor shall not be entitled to receive any Earn-Out Shares under this Article XIII.

13.4 Operations of Transferee. All decisions relating to the management and operations of Transferee following the Closing, including, without limitation, matters relating to the Transferor Customers and Prospects, services to be provided to the Transferor Customers and Prospects, required legal and business terms of any new contracts, agreements or arrangements, or modifications or amendments to existing contracts, agreements or arrangements, with any Transferor Customers and Prospects, and whether to enter into any such contracts, amendments, modifications or arrangements, shall be made by Transferee and shall not be challenged by Transferor or the Indemnifying Stockholders in connection with this Article XIII in the absence of fraud by Transferee.

13.5 Disputes Relating to Earn-Out Payments. The Earn-Out Payment made under this Article XIII shall be accompanied by a written computation showing in reasonable detail the basis on which the payment was calculated as well as appropriate supporting documentation with respect to the calculation of the Quarterly Revenue Amount consistent with the requirements of this Agreement. If Transferor disputes the amount of an Earn-Out Payment, Transferor may request a consultation with Transferee regarding the calculation of such payment; provided that Transferor must make such request within ten (10) days following its receipt of the written computation referred to above. If any such dispute regarding the computation continues for more than twenty (20) days after Transferor has requested a consultation with Transferee, the matter shall be referred to arbitration in accordance with the provisions of Section 12.5 of this Agreement.

ARTICLE XIV

AMENDMENT AND WAIVER

14.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties against whom enforcement is sought. For purposes of this Section 14.1, the Indemnifying Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Stockholders whether or not such Indemnifying Stockholders have signed such amendment. Notwithstanding the foregoing, any amendment to Article XI affecting the rights or obligations of the Escrow Agent shall require the consent of the Escrow Agent.

14.2 Extension; Waiver. At any time prior to the Closing, Transferee on the one hand, and Transferor and the Indemnifying Stockholders on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 14.2, the Indemnifying Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Indemnifying Stockholders whether or not such Indemnifying Stockholders have signed such extension or waiver.

ARTICLE XV

GENERAL PROVISIONS

15.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by commercial delivery service, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Transferee, to:

Corio, Inc.

959 Skyway Road, Suite 100

San Carlos, California 94070

Attention: (a) President and CEO and (b) General Counsel

Facsimile No.: (650) 232-3271

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Douglas H. Collom

Facsimile No.: (650) 845-5000

(b) if to Transferor, to:

Nexus Technology, Inc.

9525 W. Bryn Mawr, Suite 110

Rosemont, Illinois 60018

Attention: John S. Zis

Facsimile No.: (847) 699-2809

with a copy (which shall not constitute notice) to:

Holland & Knight LLC

131 South Dearborn Street

30th Floor

Chicago, Illinois 60603

Attention: Michael L. Weissman

Facsimile: (312) 578-6666

(c) if to the Stockholder Representative, as set forth on Schedule 15.1(c) with respect to the Stockholder’s Representative.

(d) if to the Indemnifying Stockholders, to the respective addresses of the Indemnifying Stockholders set forth on Schedule 15.1(d).

(e) if to Escrow Agent:

U.S. Bank, N.A.

One California Street, Suite 2550

San Francisco, California 94111

Attention: Sheila Soares

Facsimile No.: (415) 273-4591

15.2 Expenses. All fees and expenses incurred in connection with this Agreement and the Collateral Agreements including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

15.3 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Collateral Agreements, the Registration Rights Agreement, the Transferor Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

15.4 Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY TRANSFEREE IN ARTICLE VII, TRANSFEREE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

15.8 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

15.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

15.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

15.11 Representation by Counsel. Each party hereto represents and agrees that it has been represented by counsel of its own choosing during the negotiation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or documents. The authorized officers of each party have carefully read and fully understand this Agreement in its entirety, have had it fully explained to them by such party’s respective counsel, and are fully aware of the contents and meaning, intent and legal effect of this Agreement.

*****

IN WITNESS WHEREOF, Transferee, Transferor, the Indemnifying Stockholders, the Stockholder Representative and the Escrow Agent have caused this Asset Transfer Agreement and Plan of Reorganization to be signed as of the date first written above.

“TRANSFEREE”	CORIO, INC.
a Delaware corporation

	By:	/s/ GEORGE KADIFA
George Kadifa
Chairman, President and Chief Executive Officer

“TRANSFEROR”	NEXUS TECHNOLOGY, INC.
an Illinois corporation

	By:	/s/ JOHN S. ZIS
John S. Zis, President

“INDEMNIFYING STOCKHOLDER”	DEAN ADAMOPOULOS

/s/ DEAN ADAMOPOULOS
Dean Adamopoulos

“INDEMNIFYING STOCKHOLDER”	JOHN S. ZIS

/s/ JOHN S. ZIS
John S. Zis

“INDEMNIFYING STOCKHOLDER”	ENTERPRISE TRUST I (BY JOHN ZIS AS TRUSTEE AND REGISTERED SHAREHOLDER)

	by:	/s/ JOHN S. ZIS
John S. Zis, Trustee and Registered Shareholder

[Signature Page to Asset Transfer Agreement and Plan of Reorganization]

“INDEMNIFYING STOCKHOLDER”	ENTERPRISE TRUST II (BY JOHN ZIS AS TRUSTEE AND REGISTERED SHAREHOLDER)

	by:	/s/ JOHN S. ZIS
John S. Zis, Trustee and Registered Shareholder

“INDEMNIFYING STOCKHOLDER”	JEFF DEVINE

/s/ JEFF DEVINE
Jeff Devine

“INDEMNIFYING STOCKHOLDER”	SABIR KAPASI

/s/ SABIR KAPASI
Sabir Kapasi

“STOCKHOLDER REPRESENTATIVE”	JOHN S. ZIS

/s/ JOHN S. ZIS
John S. Zis

“ESCROW AGENT”	U.S. BANK, NATIONAL ASSOCIATION

	By:	/s/ SHEILA K. SOARES
Sheila K. Soares, Assistant Vice President

[Signature Page to Asset Transfer Agreement and Plan of Reorganization]

EXHIBIT A

GENERAL ASSIGNMENT AND BILL OF TRANSFER

October 22, 2003

This General Assignment and Bill of Transfer (the “General Assignment”) is made and effective as of October 22, 2003 by Nexus Technology, Inc., an Illinois corporation (“Transferor”), in favor of Corio, Inc., a Delaware corporation (“Transferee”).

WHEREAS, Transferee and Transferor have entered into an Asset Transfer Agreement and Plan of Reorganization, dated as of an even date herewith (the “Reorganization Agreement”), together with the other signatories thereto. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Reorganization Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged:

1. Assignment and Assumption. Subject to the terms and conditions of the Reorganization Agreement, Transferor hereby conveys, transfers and assigns to Transferee all of Transferor’s right, title and interest in and to all of the Acquired Assets free and clear of any and all Liens, to have and to hold the same, with the appurtenances thereof, unto Transferee, its successors and assigns forever, to and for their own use and benefit.

2. Power of Attorney. For the consideration aforesaid, Transferor hereby constitutes and appoints Transferee, and its successors and assigns, the true and lawful attorney of Transferor, with full power of substitution, for Transferor and in Transferor’s name and stead, or otherwise, but on behalf and for the benefit of Transferee, and its successors and assigns, to demand and receive from time to time, any and all properties hereby given, granted, bargained, assigned, transferred, conveyed, set over, confirmed or delivered and to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Transferor or otherwise, but for the benefit of Transferee, and its successors and assigns, any and all proceedings at law, in equity or otherwise, which Transferee, and its successors or assigns, may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the properties hereby given, granted, bargained, assigned, transferred, set over, confirmed, delivered or conveyed, and to defend or compromise any or all actions, suits or proceedings in respect of any of said properties and do all such acts and things in relation thereto as Transferee, and its successors and assigns, shall deem advisable, Transferor hereby declaring that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Transferor in any manner and for any reason.

3. Covenants. Transferor, for itself and its successors and assigns, does hereby covenant with Transferee, and its successor and assigns, that Transferor and, and its successors and assigns, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, bills of transfers, assignments, conveyances, powers of attorney, conveying and confirming unto Transferee, and its successors and assigns, all and singular, the properties hereby granted, assigned, transferred, conveyed and delivered as Transferee, and its successors and assigns, shall reasonably require.

4. Required Consents. To the extent that the assignment of any claim, suit, contract, license, lease, charter, commitment, sales order or purchase order to be assigned to Transferee hereby shall require the consent of the other party thereto, this instrument shall not constitute an assignment of the same if such consent has not been given and if an assignment or attempted assignment without such consent of said other party would constitute a breach thereof or in any way adversely affect the rights, powers, privileges, or liabilities of Transferor or Transferee thereunder; provided, however, that once such consent is obtained, this instrument shall effect an assignment of such claim, suit, contract, license, lease, charter, commitment, sales order or purchase order. Transferor agrees that it will use its best efforts to obtain any required consent of the other party or parties to all such claims, suits, contracts, licenses, leases, charters, commitments, sales orders or purchase orders of Transferor to the assignment thereof to Transferee and will cooperate with Transferee, and its successors and assigns, in any arrangement which Transferee, and its successors or assigns, shall consider designed to provide for Transferee the benefits under any such claims, suits, contracts, licenses, leases, charters, commitments, sales orders or purchase orders which are not assigned hereby, including enforcement for the benefit of Transferee of any and all rights, powers and privileges of Transferor against the other party or parties thereto arising in respect of any default, breach of cancellation by such other party or parties or otherwise.

5. Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this General Assignment.

6. Notices. All notices and other communications hereunder shall be set forth in the Reorganization Agreement.

7. Third Party Actions. Transferor hereby agrees to cooperate in defending or prosecuting any claims or litigation relating to the transfer of title as provided herein, and to make available and furnish appropriate documents and testimony in connection therewith.

8. No Third-Party Beneficiaries. This General Assignment is not intended and shall not be deemed to confer upon or give any person except the parties hereto (namely, Transferor, Transferee and their respective successors or assigns) and the parties to the Acquired Assets and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this General Assignment.

9. Governing Law. This General Assignment shall be construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts laws thereof.

10. Conflict with Reorganization Agreement. In the event that any provision of this General Assignment be constructed to conflict with a provision in the Reorganization Agreement, the provision in the Reorganization Agreement shall be deemed to be controlling.

* * * * *

IN WITNESS WHEREOF, Transferor has caused this General Assignment to be duly executed and delivered as of the date first written above.

“TRANSFEROR”	NEXUS TECHNOLOGY, INC.
an Illinois corporation

By:
John S. Zis, President

CERTIFICATION

State of	)
) ss.
County of	)

On this          day of October, 2003, before me the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared                     , who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on such instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS, my hand and official seal.

Signature

EXHIBIT B

FORM OF OFFER LETTER

Dear        ,

Corio, Inc is pleased to extend an offer to you for the position of            reporting to             . We are excited about having you join us in extending Corio’s leadership in Delivering Application Management Excellence™!

In this position, you will be paid an annual salary of $        ($        per pay period), which will be paid semi-monthly in accordance with Corio’s normal payroll procedures. In addition to the compensation outlined here, Corio may implement corporate bonus programs (consistent with Corio’s path to profitability and with its policies), and, in such event, you may be eligible to participate in such program.

You agree to start employment with Corio on the closing date of the transfer to Corio of certain assets of Nexus Technology, Inc. (“Nexus”). Corio’s offer of employment is contingent upon the successful close and transfer to Corio of certain assets of Nexus.

Corio will also recommend to the Board of Directors that        shares of stock options be made available to you. These options will be subject to the normal vesting schedule and all terms and conditions of the 1998 Stock Option Plan and all amendments. The number of options stated herein is based on the capital structure of the Company as of the date of this offer letter (and such number shall be adjusted pursuant to the Company’s Stock Option Plan as if the option were granted today in the event of any future stock splits, reverse stock splits, recapitalizations and the like). The price will be set at the fair market value on the date of the Board of Directors’ approval following your start date.

In addition to two weeks of vacation per year, Corio offers comprehensive employee benefits, a summary of which is included with this letter. You are eligible to enroll for health benefits and 401(k) beginning the month following your start date. Enrollment deadlines for ESPP are February 1, 2004 and August 1, 2004. All other benefits begin on your start date. As part of your orientation you will be provided with benefit plan enrollment information and general assistance. Soon after you begin your employment with Corio, you will be invited to various trainings to acquaint you more fully with Corio values, organization, practices and products. Due to the acquisition, and the special circumstances that have resulted in your employment with Corio, we would like to ensure the following benefits are defined in the offer letter:

•	we will accept the seniority service time you had with Nexus, and

•	we will honor your calendar year-to-date benefit deductibles.

You are required to provide Corio with evidence of your eligibility to work in the United States. Please bring any such documents with you on your start date. A summary sheet of acceptable documents is included.

As an employee of Corio, you will be expected to abide by the Company policies and regulations. Your sign-on process will include signing an acknowledgment that you have read and understand the Company policies that are included in the Corio Handbook. A copy will be given to you during your orientation.

Corio’s proprietary rights and confidential information are extremely important. Therefore, during your sign-on process, you will be asked to sign an Employee Non-Disclosure and Confidentiality Assignment Agreement. You also agree that during the term of your employment with Corio and for one (1) year thereafter, you will not solicit the employment of any person who is or was engaged by Corio as an employee, consultant, or advisor within the prior twelve (12) month period.

You understand that your employment is in connection with the transfer to Corio of certain assets of Nexus, and, pursuant to that asset transfer and as part consideration for the asset transfer and for other good and valuable consideration, you agree that during the term of your employment with Corio and for one (1) year thereafter or for two (2) years after the date of this offer letter, whichever is longer: (1) you will not solicit, directly or indirectly, or accept business from, any of Corio’s customers or prospects, except in connection with your employment responsibilities with Corio in furtherance of Corio’s interests, or encourage these customers or prospects in any way to leave Corio and (2) you will not compete, directly or indirectly, with or against Corio. Furthermore, you hereby release and discharge Corio from any claims related to your employment with Nexus and from any claims related to events prior to the date hereof and you hereby agree to the terms in Exhibit A attached hereto.

This offer letter will be governed by Illinois law, without regard to conflicts of law provisions thereof (or the prevailing law in your state of residence). Please understand that this offer letter does not constitute a contract of employment with Corio for any specified term. Corio is an “at-will” employer, which means that the employment relationship may be terminated with or without cause by you or by Corio for any reason at any time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association within the federal Northern District of California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Corio’s trade secrets or proprietary information.

This offer letter contains all of the terms and conditions of your employment with Corio and supersedes any and all prior oral or written representations or agreements made by anyone employed by, or associated with, Corio. The terms of this offer, if accepted, will become your terms of employment.

To acknowledge your acceptance, please sign this offer letter and 1) return it to the HR representative available during your orientation, or 2) return it via fax to Corio Human Resources at (650) 232-3258 by close of business Monday, October 20, 2003. Should you have any questions, please feel free to contact Human Resources at any time for clarification at (650) 232-3200.

Again, we are very excited about the prospect of your joining the Corio team. We feel your contributions will be invaluable, and are confident you will find the position to be challenging and professionally rewarding. We are looking forward to your favorable response and working with you in the near future.

Sincerely,

Alexa D. MacDonald

Director, Human Resources

Enclosures:

Benefits Summary

I-9 Summary Sheet

I-9 Required Documentation Sheet

W4 Form

I accept the offer as stated and will start employment with Corio on the closing date of the transfer of certain assets of Nexus Technology, Inc. (“Nexus”) to Corio                     (Initial).

Signed:                                                                                  Dated:

NOTE: Upon signing this offer letter, please immediately fax both pages to HR at 650-232-3258. Thank you.

EXHIBIT A

(to Form of Offer Letter)

ACKNOWLEDGMENT AND RELEASE

This Acknowledgment and Release (the “Acknowledgment”) is delivered by the undersigned employee (“Employee”) of Nexus Technology, Inc. (“Nexus”).

WHEREAS, Nexus is contemplating entering into an Asset Transfer Agreement or similar agreement, by and among Nexus, Corio, Inc. (“Corio”) and the other signatories thereto (the “ATA”) whereby Corio would acquire substantially all of the assets of Nexus.

WHEREAS, Corio has required, as a condition to closing the transactions contemplated by the ATA, that Nexus pay Employee all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits (including any interest thereon) due to Employee through the closing date of the transactions contemplated by the ATA.

WHEREAS, both Corio and Nexus have required, as a condition to closing the transactions contemplated by the ATA, and Corio has required as a condition to its offer of employment to Employee, that Employee execute and deliver this Acknowledgment.

NOW, THEREFORE, in consideration for Corio’s offer of employment to Employee and Corio and Nexus’ willingness to enter into the ATA and close the transactions contemplated thereby, Employee hereby acknowledges and agrees as follows:

1. Employee acknowledges receipt of a payment from Nexus in full and complete satisfaction of all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits (including any interest thereon) due to Employee by Nexus through the closing date of the transactions contemplated by the ATA (the “Employment Obligations”).

2. Employee acknowledges and agrees that aside from the Employment Obligations, Nexus does not have any outstanding liability or obligations owing to Employee as of the date of this Acknowledgment (or as of the closing date of the transactions contemplated by the APA).

3. Employee, on his or her own behalf, and on behalf of his or her heirs, family members, executors, agents, and assigns, hereby releases Nexus and its officers, directors, employees, affiliates, agents and assigns in respect of all claims (including but not limited to wages, taxes and mandatory contributions, service and other fees, bonuses and any interest with respect to the foregoing) arising from Employee’s employment and/or service contract engagement with Nexus.

4. Employee, on his or her behalf, and on behalf of his or her heirs, family members, executors, agents, and assigns, hereby releases Corio and its officers, directors, employees, affiliates, agents and assigns in respect of all claims arising from Employee’s employment and/or service contract engagement with Nexus.

Date: October     , 2003

Signed By:

EXHIBIT C

Form of Legal Opinion

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has the corporate power and authority to own, lease, and operate its assets and property and to carry on its business as it is now being conducted.

2. The authorized capital stock of the Company consists of 50,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock, of which 379,800 shares of Class A common stock are issued and outstanding. All such issued and outstanding shares of Class A common stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company, or any other written agreements of the Company or to issue any such securities or rights.

3. The Company has all requisite corporate power and authority to enter into the Agreement and the Registration Rights Agreement, and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement, and the Registration Rights Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the necessary corporate action on the part of the Company, including having been approved by both its Board of Directors and stockholders. The Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4. The execution and delivery of the Agreement and the Registration Rights Agreement by the Company and the consummation by the Company of the transactions contemplated thereby (i) do not violate any provision of the Company’s Articles of Incorporation, (ii) do not result in a breach of or constitute a default under any agreement, contract or obligation of the Company or by which the Business or Acquired Assets are bound or affected of which we are aware and (iii) do not violate any judgment, order or decree, or statute, law, ordinance, rule or regulation of which we are aware that is applicable to the Company or by which any of its properties is bound or affected.

5. There is no action, suit, proceeding, claim, arbitration, or investigation pending before any court or administrative agency against the Company, the Acquired Assets or any Designated Employee of which we are aware.

EXHIBIT D-1

FIRST FORM OF

NONCOMPETITION AGREEMENT

This Noncompetition Agreement is being executed and delivered as of October 22, 2003 by                                          (“Employee”) in favor of and for the benefit of Corio, Inc., a Delaware corporation (“Transferee”).

RECITALS

A. Transferee, Nexus Technology, Inc., an Illinois corporation (“Transferor”), Employee, and certain other parties have entered into an Asset Transfer Agreement and Plan of Reorganization, dated as of an even date herewith (the “Asset Agreement”), which provides for the transfer to Transferee of substantially all of the assets of Transferor, in exchange for the assumption by Transferee of certain liabilities relating to the Business (as defined in the Asset Agreement) and other consideration (the “Transaction”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Asset Agreement.

B. As a key employee of Transferor, Employee has obtained and will obtain extensive and valuable knowledge and information concerning the Business (including confidential information relating to the operations, assets, contracts, customers, personnel, plans and prospects of the Business).

C. Upon consummation of the transactions contemplated by the Asset Agreement, Transferee intends to employ Employee as an employee of Transferee and upon the commencement of Employee’s employment with Transferee, Transferee shall make available to Employee confidential information of Transferee that will enable Employee to optimize the performance of his duties to Transferee (notwithstanding the preceding clause, Employee agrees that Transferee will have no obligation to make available to Employee any of its confidential information after the termination of Employee’s employment with Transferee).

D. To more fully secure unto Transferee the benefits of the Transaction and to help restrict Employee’s potential use of Transferee’s confidential information to the activities associated with Employee’s employment with Transferee following the consummation of the transactions contemplated by the Asset Agreement, Transferee has required, as a condition to its willingness to enter into the Asset Agreement and of Transferee’s willingness to make available Transferee’s confidential information to Employee during Employee’s employment with Transferee, that Employee enter into this Noncompetition Agreement; and Employee is entering into this Noncompetition Agreement in order to induce Transferee to enter into the Asset Agreement and to induce Transferee to make available Transferee’s confidential information to Employee during Employee’s employment with Transferee.

E. Transferee and Transferor have each conducted, and Transferee will continue to conduct, their businesses, including the Business, on a worldwide basis.

AGREEMENT

In order to induce Transferee to consummate the Transaction, and in consideration of Transferee’s willingness to make available Transferee’s confidential information during Employee’s employment with Transferee, Employee agrees as follows:

1. Acknowledgments by Employee. Employee acknowledges that the promises and restrictive covenants that Employee is providing in this Noncompetition Agreement are reasonable and necessary to (a) the protection of Transferee’s business and Transferee’s legitimate interests in its acquisition of the Acquired Assets pursuant to the Asset Agreement and (b) the protection of Transferee’s legitimate business interests in making available Transferee’s confidential information to Employee during the term of Employee’s employment with Transferee.

2. Noncompetition. During the Restriction Period (as defined below), Employee shall not directly or indirectly (other than in connection with its employment services to Transferee or its successors or assigns):

(a) engage in applications, infrastructure or “IT” management services related in any way to enterprise software applications, including, among other services, (i) providing services and technology related to software applications, including, for example, managing those applications, fixing them, accessing them for the benefit of customers, monitoring them, maintaining, patching and upgrading them, or making them available to third parties, (ii) managing, fixing or monitoring servers or other complex computers, data centers, networks, routers, firewalls, or other technology infrastructure, (iii) using software, know-how, processes, procedures or scripts to manage software applications or technology infrastructure, or (iv) performing technology consulting services such as implementing, supporting, or developing software applications or software application customizations, patches or upgrades (the “Restricted Businesses”);

(b) be or become an officer, director, shareholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the markets for the Restricted Businesses; or

(c) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to product or software development in the markets for the Restricted Businesses provided, however, that nothing in this Section 2 shall prevent Employee from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held company if (i) such shares are actively traded on the New York Stock Exchange or the Nasdaq National Market and (ii) Employee is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

If any provisions of this Section 2 as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court is hereby directed by the parties to make such modifications to the invalid or unenforceable provision, or such portion thereof, as are necessary to make such provision, or portion thereof, enforceable to the maximum extent permitted under applicable law and to most nearly as possible achieve the intention of this Agreement.

“Restriction Period” as used herein shall mean the period commencing on the date of this Agreement and ending on the later to occur of (i) the 24-month anniversary of the date of this Agreement, and (ii) the 12-month anniversary of the termination date of Employee’s employment with Transferee (the “Release Date”).

3. Nonsolicitation. Employee further agrees that Employee will not directly or indirectly:

(a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other person or entity) during the Restriction Period any employee of Transferee (which for purposes of this Agreement shall include any of Transferee’s subsidiaries) to leave his or her employment with Transferee;

(b) employ, or permit any entity over which Employee exercises voting control to employ, during the Restriction Period, any person who shall have terminated his or her employment with Transferee; or

(c) personally or through others, interfere or attempt to interfere with the relationship or prospective relationship of Transferee with any person or entity that is, was or is expected to become a customer or client of Transferee.

4. Independence of Obligations. The covenants and obligations of Employee set forth in this Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between Employee, on the one hand, and Transferee on the other.

5. Specific Performance. Employee agrees that in the event of any breach by Employee of any covenant, obligation or other provision contained in this Noncompetition Agreement, Transferee shall be entitled to (in addition to any other remedy that may be available to it including but not limited to a claim for damages based on the consideration paid to Employee by Transferee), to the extent permitted by applicable law, (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

6. Non-Exclusivity. The rights and remedies of Transferee hereunder are not exclusive of or limited by any other rights or remedies that Transferee may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Transferee hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Noncompetition Agreement does not limit Employee’s obligations or the rights of Transferee (or any affiliate of Transferee) under the terms of any other agreement between Employee and Transferee (or any affiliate of Transferee).

7. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

(a) if to Transferee, to:

Corio, Inc.

954 Skyway Road, Suite 100

San Carlos, California 94070

Attention: (1) CEO and (2) General Counsel

Telephone No.: (650) 232-3070

Facsimile No.: (650) 232-3271

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Douglas H. Collom

Telephone No.: (650) 493-9300

Facsimile No.: (650) 845-5000

(b) if to Employee, to the address for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

8. Severability. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

9. Governing Law. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. Waiver. No failure on the part of Transferee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Transferee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Transferee shall not be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

12. Further Assurances. Employee shall execute and/or cause to be delivered to Transferee such instruments and other documents and shall take such other actions as and Transferee may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

13. Entire Agreement. This Noncompetition Agreement and the other agreements referred to herein set forth the entire understanding of Employee and Transferee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

14. Amendments. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Transferee and Employee.

15. Assignment. This Noncompetition Agreement and all obligations hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Transferee may assign its rights under this Noncompetition Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Transferee’s assets.

16. Binding Nature. Subject to Section 15, this Noncompetition Agreement will be binding upon Employee and Employee’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Transferee and its respective successors and assigns.

17. Attorney’s Fees. If action is instituted by Transferee to enforce the provisions of the Agreement and Transferee prevails in such action, Employee shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Transferee in connection with such action.

*****

In witness whereof, the undersigned has executed this Noncompetition Agreement as of the date first above written.

“EMPLOYEE”

By:

Print Name:

Address:

Telephone:

Fax:

“TRANSFEREE”	CORIO, INC.
a Delaware corporation

By:

Print Name:

Title:

EXHIBIT D-2

SECOND FORM OF

NONCOMPETITION AGREEMENT

This Noncompetition Agreement is being executed and delivered as of October 22, 2003 by                                          (“Employee”) in favor of and for the benefit of Corio, Inc., a Delaware corporation (“Transferee”).

RECITALS

A. Transferee, Nexus Technology, Inc., an Illinois corporation (“Transferor”), Employee, and certain other parties have entered into an Asset Transfer Agreement and Plan of Reorganization, dated as of an even date herewith (the “Asset Agreement”), which provides for the transfer to Transferee of substantially all of the assets of Transferor, in exchange for the assumption by Transferee of certain liabilities relating to the Business (as defined in the Asset Agreement) and other consideration (the “Transaction”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Asset Agreement.

B. As a key employee of Transferor, Employee has obtained and will obtain extensive and valuable knowledge and information concerning the Business (including confidential information relating to the operations, assets, contracts, customers, personnel, plans and prospects of the Business).

C. Upon consummation of the transactions contemplated by the Asset Agreement, Transferee intends to employ Employee as an employee of Transferee and upon the commencement of Employee’s employment with Transferee, Transferee shall make available to Employee confidential information of Transferee that will enable Employee to optimize the performance of his duties to Transferee (notwithstanding the preceding clause, Employee agrees that Transferee will have no obligation to make available to Employee any of its confidential information after the termination of Employee’s employment with Transferee).

D. To more fully secure unto Transferee the benefits of the Transaction and to help restrict Employee’s potential use of Transferee’s confidential information to the activities associated with Employee’s employment with Transferee following the consummation of the transactions contemplated by the Asset Agreement, Transferee has required, as a condition to its willingness to enter into the Asset Agreement and of Transferee’s willingness to make available Transferee’s confidential information to Employee during Employee’s employment with Transferee, that Employee enter into this Noncompetition Agreement; and Employee is entering into this Noncompetition Agreement in order to induce Transferee to enter into the Asset Agreement and to induce Transferee to make available Transferee’s confidential information to Employee during Employee’s employment with Transferee.

E. Transferee and Transferor have each conducted, and Transferee will continue to conduct, their businesses, including the Business, on a worldwide basis.

AGREEMENT

In order to induce Transferee to consummate the Transaction, and in consideration of Transferee’s willingness to make available Transferee’s confidential information during Employee’s employment with Transferee, Employee agrees as follows:

1. Acknowledgments by Employee. Employee acknowledges that the promises and restrictive covenants that Employee is providing in this Noncompetition Agreement are reasonable and necessary to (a) the protection of Transferee’s business and Transferee’s legitimate interests in its acquisition of the Acquired Assets pursuant to the Asset Agreement and (b) the protection of Transferee’s legitimate business interests in making available Transferee’s confidential information to Employee during the term of Employee’s employment with Transferee.

2. Noncompetition. During the Restriction Period (as defined below), Employee shall not, directly or indirectly:

(a) serve as an officer, director, partner, employee, consultant, service provider, agent, representative, supplier, advisor or manager of a firm, partnership, corporation, limited liability company or other legal entity, or provide a service, if the services to be provided by Employee relate to enterprise resource planning (comprised of activities related to items such as CRM, financials, human resources, or SFA, etc.) applications management services (the “Restricted Businesses”); or

(b) be or become an officer, director, shareholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the markets for the Restricted Business;

provided, however, that nothing in this Section 2 shall prevent Employee from owning as a passive investment less than 2% of the outstanding shares of the capital stock of a publicly-held company if (i) such shares are actively traded on the New York Stock Exchange or the Nasdaq National Market, (ii) Employee is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation and (iii) Employee does not otherwise violate the restrictions herein.

If any provisions of this Section 2 as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court is hereby directed by the parties to make such modifications to the invalid or unenforceable provision, or such portion thereof, as are necessary to make such provision, or portion thereof, enforceable to the maximum extent permitted under applicable law and to most nearly as possible achieve the intention of this Agreement.

“Cause” as used herein shall mean (i) an act of dishonesty made by Employee in connection with his employment with Transferee, (ii) Employee’s conviction of, or plea of nolo contendere to, any felony, or to any crime involving fraud, dishonesty or moral turpitude, (iii) Employee’s gross misconduct (such as by repeated absenteeism, chronic alcoholism or other substance abuse) or material violation of policies of Transferee, (iv) Employee’s disregard of his reasonable employment duties after he has received a written demand for performance from Transferee that specifically sets forth the factual basis for Transferee’s belief that Employee has not substantially performed his employment duties after being given a reasonable opportunity to cure the failure to perform in accordance with Transferee’s standards, (v) Employee’s repeated refusal to perform or substantial disregard of duties properly assigned by Transferee and reasonable in light of Employee’s position, or (vi) a material breach by the Indemnifying Stockholders or Transferor of the representations, warranties, covenants or agreements contained in the Asset Agreement.

“Good Reason” as used hereunder shall mean, without Employee’s written consent, a reduction of his total annual compensation below twenty percent (20%) below the salary amount stated in Employee’s Corio offer letter; provided, however, that notwithstanding the foregoing, a reduction in compensation related to (i) an internal reorganization of Transferee or a division of Transferee that effects similarly situated employees of Transferee relative to Employee, or (ii) a company or division wide base salary reduction applicable to similarly situated employees, shall not constitute “Good Reason.”

“Restriction Period” as used herein shall mean:

(a) If Employee is terminated for Cause by Transferee or Employee terminates without Good Reason, the period commencing on the date of this Agreement and ending on the later to occur of (i) the 24-month anniversary of the date of this Agreement, or (ii) the 12-month anniversary of the termination date of Employee’s employment with Transferee (the “Release Date”); or

(b) If Employee is terminated without Cause by Transferee or Employee terminates his employment with Transferee for Good Reason, the period commencing on the date of this Agreement and ending on the earlier to occur of (i) the 24-month anniversary of the date of this Agreement, or (ii) the 12-month anniversary of the termination date of Employee’s employment with Transferee (the “Release Date”).

3. Nonsolicitation. During the Restriction Period, Employee shall not directly or indirectly::

(a) Solicit business of the same type as that conducted by Transferee;;

(b) Induce or solicit any employee of Transferee to leave the employ of Transferee.

(c) Interfere or attempt to interfere with the relationship or prospective relationship of Transferee with any person or entity that is, was or is expected to become a customer or client of Transferee.

4. Independence of Obligations. The covenants and obligations of Employee set forth in this Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between Employee, on the one hand, and Transferee on the other.

5. Specific Performance. Employee agrees that in the event of any breach by Employee of any covenant, obligation or other provision contained in this Noncompetition Agreement, Transferee shall be entitled to (in addition to any other remedy that may be available to it including but not limited to a claim for damages based on the consideration paid to Employee by Transferee), to the extent permitted by applicable law, (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

6. Non-Exclusivity. The rights and remedies of Transferee hereunder are not exclusive of or limited by any other rights or remedies that Transferee may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Transferee hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Noncompetition Agreement does not limit Employee’s obligations or the rights of Transferee (or any affiliate of Transferee) under the terms of any other agreement between Employee and Transferee (or any affiliate of Transferee).

7. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address:

(a) if to Transferee, to:

Corio, Inc.

954 Skyway Road, Suite 100

San Carlos, California 94070

Attention: (1) CEO and (2) General Counsel

Telephone No.: (650) 232-3070

Facsimile No.: (650) 232-3271

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Douglas H. Collom

Telephone No.: (650) 493-9300

Facsimile No.: (650) 845-5000

(b) if to Employee, to the address for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

8. Severability. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

9. Governing Law. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. Waiver. No failure on the part of Transferee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Transferee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Transferee shall not be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

12. Further Assurances. Employee shall execute and/or cause to be delivered to Transferee such instruments and other documents and shall take such other actions as and Transferee may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

13. Entire Agreement. This Noncompetition Agreement and the other agreements referred to herein set forth the entire understanding of Employee and Transferee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

14. Amendments. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Transferee and Employee.

15. Assignment. This Noncompetition Agreement and all obligations hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Transferee may assign its rights under this Noncompetition Agreement to any entity in connection with any merger or sale or transfer of all or substantially all of Transferee’s assets.

16. Binding Nature. Subject to Section 15, this Noncompetition Agreement will be binding upon Employee and Employee’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Transferee and its respective successors and assigns.

17. Attorney’s Fees. If action is instituted by Transferee to enforce the provisions of the Agreement and Transferee prevails in such action, Employee shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Transferee in connection with such action.

*****

In witness whereof, the undersigned has executed this Noncompetition Agreement as of the date first above written.

“EMPLOYEE”

By:

Print Name:

Address:

Telephone:

Fax:

“TRANSFEREE”	CORIO, INC.
a Delaware corporation

By:

Print Name:

Title:

EXHIBIT E

Registration Rights Agreement

A copy of the Registration Rights Agreement is attached as Exhibit 4.1 to this current report on Form 8-K.